LOAN NO. 3420293

LOAN AGREEMENT
Dated as of December 31, 2013
Between
THOSE ENTITIES LISTED ON EXHIBIT A ATTACHED HERETO,
collectively, as Borrower
and
BANK OF AMERICA, N.A.,
as Lender

ARTICLE 12
ENVIRONMENTAL PROVISIONS
Section 12.1.	Environmental Representations and Warranties	81
Section 12.2.	Environmental Covenants	82
Section 12.3.	Lender’s Rights	83
Section 12.4.	Operations and Maintenance	83
Section 12.5.	Environmental Definitions	83
Section 12.6.	Indemnification	84

ARTICLE 13
SECONDARY MARKET
Section 13.1.	Transfer of Loan	85
Section 13.2.	Delegation of Servicing	85
Section 13.3.	Dissemination of Information	86
Section 13.4.	Cooperation	86
Section 13.5.	Securitization	88
Section 13.6.	Regulation AB Information	91
Section 13.7.	Rating Surveillance	92
Section 13.8.	New Mezzanine Loan	92

ARTICLE 14
INDEMNIFICATIONS
Section 14.1.	General Indemnification	93
Section 14.2.	Mortgage and Intangible Tax Indemnification	93
Section 14.3.	ERISA Indemnification	94
Section 14.4.	Survival	94

ARTICLE 15
EXCULPATION
Section 15.1.	Exculpation	94

ARTICLE 16
NOTICES
Section 16.1.	Notices	97

ARTICLE 17
FURTHER ASSURANCES
Section 17.1.	Replacement Documents	98
Section 17.2.	Recording of Mortgage, etc	99
Section 17.3.	Further Acts, etc	99
Section 17.4.	Changes in Tax, Debt, Credit and Documentary Stamp Laws	100
Section 17.5.	Expenses	100
Section 17.6.	Cost of Enforcement.	101

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of December 31, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, NC1-027-15-03, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and THOSE ENTITIES LISTED ON EXHIBIT A ATTACHED HERETO, each a Michigan limited liability company and each having an address at The American Center, 27777 Franklin Road, Suite 200, Southfield, Michigan 48034 (individually and/or collectively, as the case may be, together with its successors and/or assigns, “Borrower”).
RECITALS:
Borrower desires to obtain the Loan (defined below) from Lender.
Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Definitions
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Accountant” shall mean a “Big Four” accounting firm, Grant Thornton or a nationally recognized accounting firm or any other independent certified public accountant reasonably acceptable to Lender.
“Additional Replacement” shall have the meaning set forth in Section 9.5(g) hereof.
“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly is in control of, is controlled by or is under common control with such Person, and/or  is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or other beneficial interests, by contract or otherwise.
“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.
“Agreements” shall have the meaning set forth in the Mortgage.

“Allocated Loan Amount” shall mean the portion of the amount of the Loan allocated to each Individual Property, as set forth in Schedule II attached hereto and made a part hereof.
“Alpine Zoning Violations” shall have the meaning set forth in Section 5.24 hereof.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” means $500,000.00.
“Annual Budget” shall mean the operating budget, consistent with the annual operating statements described in Section 5.11 of this Agreement for each Individual Property, including all planned capital expenditures, for each Individual Property approved by Lender to the extent such approval is required upon an Event of Default in accordance with Section 5.11(a)(iv) hereof, for the applicable calendar year or other period.
“Appraisal” shall mean an “as is” appraisal of the Property conforming to FIRREA and USPAP requirements and prepared at the Borrower’s expense by a qualified appraiser designated by and reasonably satisfactory to the Lender, in accordance with written instructions from the Lender, dated as of a date reasonably acceptable to the Lender and otherwise reasonably satisfactory in form and substance to the Lender.
“Assignment of Community Operations Agreement” shall mean any Assignment and Subordination of Community Operations Agreement entered into among Lender, Borrower and any Qualified Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, including those which were executed by Manager as of the date hereof.
“Assumed Note” shall have the meaning set forth in Section 7.6(d) hereof.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Borrower’s Account” shall mean account _____________ entitled “Sun Communities Operating Limited Partnership” maintained by Borrower at Bank of America, N.A., which account(s) shall be under the exclusive domain and control of Borrower.
“Borrower Principal” shall mean SCOLP.
“Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which the Note is payable (excluding Saturdays and Sundays).
“Cash Management Account” shall have the meaning set forth in Section 10.1(b) hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement dated as of the date hereof among Borrower, Lender, Manager, and Cash Management

Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Bank” shall mean Wells Fargo Bank, N.A., or any successor Eligible Institution approved or appointed by Lender pursuant to the terms of the Cash Management Agreement.
“Cash Sweep Period” shall mean the period commencing on the date upon which the Debt Service Coverage Ratio for the Property, as reasonably determined by Lender on a quarterly basis, for the immediately preceding twelve (12) month period is less than 1.15 to 1.00, and ending on the date the Debt Service Coverage Ratio equals or exceeds 1.20 to 1.00 for the immediately preceding twelve (12) month period.
“Casualty” shall have the meaning set forth in Section 8.2.
“Closing Date” shall mean the date of the funding of the Loan.
“Community Operations Agreement” shall mean, to the extent applicable, any management agreement entered into by and between Borrower and Manager, which shall be in form and substance reasonably acceptable to Lender, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Company” shall have the meaning set forth in Section 6.1(c) hereof.
“Control” shall have the meaning set forth in Section 7.1 hereof.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Covered Rating Agency Information” shall have the meaning specified in Section 13.5(f) hereof.
“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding‑up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.
“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the applicable period of calculation, the ratio, as reasonably determined by Lender using similar standards and criteria used by Lender in underwriting the Loan, of (i) Net Operating Income to (ii) the aggregate amount of Debt Service which would be due for the same period based on the outstanding principal amount of the Loan. Unless otherwise expressly specified herein, the Debt Service Coverage Ratio shall be computed with respect to the Property and/or Remaining Property on an aggregate basis, as calculated in the form attached hereto as Exhibit C.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall have the meaning set forth in the Note.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding adversary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean either Bank of America, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A‑1” by S&P, “P‑1” by Moody’s and “F‑1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by S&P (or “A-” if the short term unsecured debt obligations are rated at least “A-1” by S&P), “Aa2” by Moody’s, and “AA+” by Fitch (or “A-” if the short term unsecured debt obligations are rated at least “F-1” by Fitch), or such other depository institution or trust company approved by the Rating Agencies from time to time. Notwithstanding the foregoing, prior to a Securitization, Bank of America, N.A. shall be an Eligible Institution.
“Embargoed Person” shall mean any person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.
“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.
“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.
“Event of Default” shall have the meaning set forth in Section 11.1 hereof.
“Excess Cash” shall have the meaning set forth in the Cash Management Agreement.
“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.7 hereof.
“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.7 hereof.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Exchange Act Filing” shall have the meaning set forth in Section 13.6 hereof.
“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to the Property that (i)  is not set forth on the Annual Budget, (ii) is not an Operating Expense that has otherwise been approved by Lender, and (iii) is not subject to payment by withdrawals from the Replacement Reserve Account, if any.
“Fitch” shall mean Fitch, Inc., and its successors.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.
“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or any portion thereof or Participations in the Loan, (c) any servicer, sub-servicer or prior servicer or sub-servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other enforcement action or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.
“Independent Director” of any corporation or limited liability company shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or, after a Securitization is not acceptable to the Rating Agencies, another nationally‑recognized company reasonably approved by Lender and if required by Lender after a Securitization, the Rating Agencies, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent director or manager be:
(i)a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company, or any of its respective equityholders or Affiliates (other than as an independent director or manager of an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);
(ii)a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its respective equityholders or Affiliates (other than a nationally‑recognized company that routinely provides professional independent directors or managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);
(iii)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(iv)a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director or manager of a “special purpose entity” in the direct chain of ownership of such corporation or limited liability company shall not be disqualified from serving as an independent director or manager of such corporation or limited liability company, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 6.1 hereof.
“Individual Property” shall mean each individual property set forth on Schedule II attached hereto.
“Individual MHC Property” shall mean each individual property identified on Schedule II attached hereto as a mobile home community.
“Individual RV Property” shall mean each individual property identified on Schedule II attached hereto as a recreational vehicle community.
“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Investor” shall have the meaning set forth in Section 13.3 hereof.
“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.
“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.
“Lease” shall have the meaning set forth in the Mortgage.
“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration, ownership or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lien” shall mean, with respect to any Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower or any direct or indirect interest in Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“LLC Agreement” shall have the meaning set forth in Section 6.1(c).
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Lockbox Agreement, the Assignment of Community Operations Agreement, the Cash Management Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Lockbox” shall mean those accounts established pursuant to the Lockbox Agreement and maintained by Lockbox Bank on behalf of the applicable Borrower and Lender pursuant to the terms thereof and to which such Borrower shall deposit all Rents and other income from the Property.
“Lockbox Account” shall have the meaning set forth in Section 10.1(a) hereof.
“Lockbox Agreement” shall mean, individually or collectively as the context may require, those certain Deposit Account Control Agreements (With Activation) by and among each Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of, and application of funds in, the applicable Lockbox Account.
“Lockbox Bank” shall mean Bank of America, N.A., or any successor Eligible Institution approved or appointed by Lender acting as Lockbox Bank under the Lockbox Agreement.
“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than punitive or special damages), losses (other than diminution in value), costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable external legal fees and other costs of defense).
“LTV Ratio” shall have the meaning set forth in Section 8.4(c) hereof.
“Manager” shall mean SCOLP or any entity selected as the manager of the Property in accordance with the terms of this Agreement.
“Material Adverse Effect” shall mean any event, change, circumstance or effect that is, or that may, reasonably be expected to be, materially adverse to the operations, condition

(financial or otherwise), assets, results of operations or liabilities of Borrower or the Property as determined by Lender.
“Material Action” shall mean, as to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.
“Maturity Date” shall have the meaning set forth in the Note.
“Member” shall have the meaning set forth in Section 6.1(c).
“Mold” shall have the meaning set forth in Section 12.5 hereof.
“Monthly Payment Amount” shall have the meaning set forth in the Note.
“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.
“Mortgage” shall mean, individually or collectively as the context may require, those certain first priority mortgage/deed of trust and security agreements dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses (based on annualized amounts for any recurring expenses not paid monthly) from Operating Income, as such amount may be adjusted by Lender in its good faith discretion based on Lender’s underwriting standards and consistent with the standards and criteria used by Lender in underwriting the Loan, including without limitation, adjustments for vacancy allowance not to exceed the greater of (x) actual vacancy or (y) five percent (5%).
“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.
“Note” shall mean that certain promissory note of even date herewith in the principal amount of $72,438,339.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.
“Note Rate” shall have the meaning set forth in the Note.

“OFAC” shall have the meaning set forth in Section 4.38 hereof.
“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP (or such other method of accounting acceptable to Lender), of whatever kind relating to the operation, maintenance and management of the Property, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of 4% of the Operating Income and the management fees actually paid under the Community Operations Agreement, operational equipment or other lease payments as approved by Lender, and normalized capital expenditures equal to the amounts set forth on Schedule II per mobile home site per annum with respect to each Individual Property, but specifically excluding depreciation and amortization, income taxes (or other payments in lieu thereof), Debt Service, any incentive fees due under the Community Operations Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.
“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP (or such other method of accounting acceptable to Lender), derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass‑throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, percentage rent, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy under Leases not assumed in the bankruptcy proceeding, non‑recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Accounts.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Participations” shall have the meaning set forth in Section 13.1 hereof.
“Patriot Act” shall have the meaning set forth in Section 4.38 hereof.
“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) purchase money security interests incurred in the ordinary course of business relating to Personal Property, and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Partial Assumption” shall have the meaning set forth in Section 7.6 hereof.
“Partial Assumption Amount” shall mean with respect to an Individual Property, the Allocated Loan Amount for such Individual Property, less the pro rata portion (calculated based on (x) the Allocated Loan Amount for such Individual Property and (y) the original principal balance of the Loan) of any amortization payments made with respect to the Loan.
“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts and the Cash Management Account, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:
(a)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;
(b)    Federal Housing Administration debentures;
(c)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(d)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(e)    fully Federal Deposit Insurance Corporation‑insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(f)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long‑term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(g)    commercial paper (including both non‑interest‑bearing discount obligations and interest‑bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short‑term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
(h)    units of taxable money market funds with maturities of not more than 365 days, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and
(i)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
“Policies” shall have the meaning specified in Section 8.1(b) hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.
“Property” shall mean, collectively, all Individual Properties, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.
“Property Condition Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.
“Provided Information” shall have the meaning set forth in Section 13.4 hereof.
“Qualified Manager” shall mean Manager or a reputable and experienced professional management organization (a) which manages, together with its Affiliates, manufactured home communities of a type, quality and size similar to the Property, totaling in the aggregate no less than 1,000 home sites, exclusive of the Property and (b) approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received (i) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (ii) with respect to any Affiliated Manager, a revised substantive non‑consolidation opinion acceptable to Lender and the Rating Agencies. For purposes hereof, Borrower Principal and any Affiliate of Borrower Principal which is Controlled by Borrower Principal or an Affiliate of Borrower Principal, shall be deemed a Qualified Manager.
“Rainbow Zoning Violations” shall have the meaning set forth in Section 5.24 hereof.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Realpoint LLC and DBRS, Inc., or any other nationally‑recognized statistical rating agency which has been approved by Lender.
“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting the Property or portion thereof.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as the same may be amended from time to time.
“Related Loan” shall have the meaning set forth in Section 13.6 hereof.
“Regulation Property” shall have the meaning set forth in Section 13.6 hereof.
“Release” shall have the meaning set forth in Section 12.5 hereof.

“Remaining Property” each Individual Property (i) remaining subject to the Lien of the Mortgage after a Partial Defeasance Event, as defined in the Note, an Individual Property Release, as defined in the Note, or (ii) which is not the subject of a Partial Assumption (each Remaining Property being collectively referred to as the “Remaining Properties”).
“Rent Roll” shall have the meaning set forth in Section 4.25 hereof.
“Rents” shall have the meaning set forth in the Mortgage.
“Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.
“Replacement Reserve Deposit Period” shall mean the period commencing on the date upon which (i) an Event of Default occurs or (ii) the Debt Service Coverage Ratio for the Property, as reasonably determined by Lender on a quarterly basis, for the immediately preceding twelve (12) month period is less than 1.30 to 1.00, and ending on the date (a) no Event of Default is continuing and (b) the Debt Service Coverage Ratio for the Property, as reasonably determined by Lender on a quarterly basis, equals or exceeds 1.40 to 1.00 for the immediately preceding twelve (12) month period.
“Replacement Reserve Funds” shall have the meaning set forth in Section 9.2(b) hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b) hereof.
“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.
“Required Repairs” shall have the meaning set forth in Section 9.1(a) hereof.
“Required Work” shall have the meaning set forth in Section 9.4 hereof.
“Reserve Accounts” shall mean the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Excess Cash Reserve Account or any other escrow account established by the Loan Documents.
“Reserve Funds” shall mean the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Excess Cash Reserve Funds, or any other escrow funds established by the Loan Documents.
“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property, the completion of the repair and restoration of the Property to a condition as near as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such material alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.
“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.
“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.
“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.
“Scheduled Payment Date” shall have the meaning set forth in the Note.
“SCI” shall mean Sun Communities, Inc., a Maryland corporation.
“SCOLP” shall mean Sun Communities Operating Limited Partnership, a Michigan limited partnership.
“Securities” shall have the meaning set forth in Section 13.1 hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Liabilities” shall have the meaning set forth in Section 13.5(b) hereof.
“Securitization” shall have the meaning set forth in Section 13.1 hereof.
“Special Member” shall have the meaning set forth in Section 6.1(c).
“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc., and its successors.
“State” shall mean the state in which the Property or any part thereof is located.
“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.6 hereof.
“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.6 hereof.
“Taxes” shall mean all real estate taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Title Insurance Policy” shall mean that certain ALTA or TLTA (or their equivalent) mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.
“TLTA” shall mean Texas Land Title Association, or any successor thereto.
“Transferee” shall have the meaning set forth in Section 7.5 hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property or account is located.
“Unassumed Note” shall have the meaning set forth in Section 7.6(d) hereof.
“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.
Section 1.2.    Principles of Construction
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
GENERAL TERMS
Section 2.1.    The Loan
Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
Section 2.2.    Disbursement to Borrower
Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.
Section 2.3.    The Note, Mortgage and Loan Documents
The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.
Section 2.4.    Loan Payments
The Loan and interest thereon shall be payable pursuant to the terms of the Note.

Section 2.5.    Loan Prepayments
The Loan may not be prepaid, in whole or in part, except in strict accordance with the express terms and conditions of the Note.
ARTICLE 3
CONDITIONS PRECEDENT
Section 3.1.    Conditions Precedent
The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in that certain commitment letter dated December 19, 2013 for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application for the Loan issued by Lender.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Borrower and, where specifically indicated, each Borrower Principal (subject to Section 4.43 below), represents and warrants to Lender as of the Closing Date that:
Section 4.1.    Organization
Borrower and each Borrower Principal (when not an individual) (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged (except for any such rights, licenses, permits and authorization for which the failure to obtain would not have a Material Adverse Effect), and the sole business of Borrower is the ownership, management and operation of the Property, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms of the Loan Documents, and in the case of Borrower and each Borrower Principal, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. The chart attached hereto as Exhibit B sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower and each SPE Component Entity (if any).
Section 4.2.    Status of Borrower
Borrower’s exact legal name is correctly set forth on Exhibit A to this Agreement, on the Mortgage and on any UCC‑1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on the first page of this Agreement. Borrower is incorporated in or organized under the laws of the state of Michigan. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on the first page of the Note.
Section 4.3.    Validity of Documents
Borrower and each Borrower Principal have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and each Borrower Principal and constitute the legal, valid and binding obligations of Borrower and each Borrower Principal enforceable against Borrower and each Borrower Principal in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 4.4.    No Conflicts
The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each Borrower Principal will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) which would have a Material Adverse Effect upon any of the property or assets of Borrower or any Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower or any Borrower Principal is a party or by which any of Borrower’s or Borrower Principal’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any Borrower Principal or any of Borrower’s or Borrower Principal’s properties or assets which would have a Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Borrower Principal of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.
Section 4.5.    Litigation
There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s or Borrower Principal’s knowledge, threatened against or affecting Borrower, any Borrower Principal or the Property, which actions, suits or proceedings, if determined against Borrower, any Borrower Principal or the Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower or any Borrower Principal or the condition or ownership of the Property.
Section 4.6.    Agreements

Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents, (c) obligations reflected in the financial statements delivered to Lender, (d) the Permitted Encumbrances, (e) the Community Operations Agreement, and (f) as previously disclosed in writing to Lender.
Section 4.7.    Solvency
Borrower and each Borrower Principal have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower and each Borrower Principal exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower and each Borrower Principal, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager (if any) in the last ten (10) years, and neither Borrower nor any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager (if any) in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager (if any) is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager (if any).
Section 4.8.    Full and Accurate Disclosure
No statement of fact made by or on behalf of Borrower or any Borrower Principal in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower or any Borrower Principal contains, to Borrower’s knowledge, any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading. There is no material fact presently known to Borrower or any Borrower Principal which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower or any Borrower Principal can reasonably foresee, would materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Principal.
Section 4.9.    No Plan Assets

Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3‑101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement. With respect to any multiemployer plan to which Borrower or any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, neither Borrower nor any such entity has incurred any material liability under ERISA Section 515 of ERISA or Title IV of ERISA which is or remains unsatisfied.
Section 4.10.    Not a Foreign Person
Neither Borrower nor Borrower Principal is a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code of 1986), and if requested by Lender, Borrower or Borrower Principal will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request.
Section 4.11.    Enforceability
The Loan Documents are not subject to any right of rescission, set‑off, counterclaim or defense by Borrower or Borrower Principal, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Borrower Principal has asserted any right of rescission, set‑off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.
Section 4.12.    Business Purposes
The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 4.13.    Compliance
Except as otherwise expressly disclosed to Lender by or on behalf of Borrower or in third party reports delivered in connection with the Loan, Borrower and the Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, to Borrower’s knowledge building and zoning ordinances and codes and the Americans with Disabilities Act, except for any noncompliance which would not have a Material Adverse Effect. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower has received no written notice of any such default or violation which would have a Material Adverse Effect. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
Section 4.14.    Financial Information
All financial data, including, without limitation, the balance sheets, statements of income and operating expense and rent rolls, that have been delivered to Lender by or on behalf of Borrower and/or Borrower Principal in respect of Borrower, any Borrower Principal and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent in all material respects the financial condition of Borrower, Borrower Principal or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long‑term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current and/or intended operation thereof, except as referred to or reflected in said financial statements, capital leases, the Permitted Encumbrances or otherwise disclosed in writing to Lender. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Borrower Principal from that set forth in said financial statements. Lender acknowledges that Lender has not received any of the foregoing statements from the Borrower, but only with respect to the Borrower Principal and the Property.
Section 4.15.    Condemnation
No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
Section 4.16.    Utilities and Public Access; Parking
Except as otherwise expressly disclosed on surveys, Title Insurance Policies, or other third party reports delivered in connection with the Loan, the Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities (public or private) adequate to service the Property as currently operated. All public utilities necessary to the full use and enjoyment of the Property as currently used and enjoyed are, to Borrower’s knowledge, located either in the public right‑of‑way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property. All roads necessary for the use of the Property for its current purposes (i) have been completed and dedicated to public use and accepted by all Governmental Authorities or (ii) are provided by means of irrevocable private ingress and egress easements benefiting the Property. The Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17.    Separate Lots
Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.
Section 4.18.    Assessments
To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments which, in either case, would have a Material Adverse Effect.
Section 4.19.    Insurance
Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 4.20.    Use of Property
The Property is used exclusively for a manufactured home community or recreational vehicle community, as applicable, and other appurtenant and related uses.
Section 4.21.    Certificate of Occupancy; Licenses
All certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy, if any, and any applicable liquor license required for the legal use, occupancy and operation of the Property for the purpose intended herein, have been obtained and are valid and in full force and effect, except for those which, if not obtained, would not have a Material Adverse Effect. Borrower shall keep and maintain (or cause to be kept and maintained) all licenses necessary for the operation of the Property for the purpose intended herein. The use being made of the Property is in conformity with the final certificate of occupancy (or compliance, if applicable), if any, and any other permits or licenses issued for the Property, except for those which, if not obtained, would not have a Material Adverse Effect.
Section 4.22.    Flood Zone
If any of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards (it being understood that for purposes of this representation only, Improvements shall only mean that portion of the Improvements consisting of a clubhouse or community center), then Borrower has obtained the insurance prescribed in Section 8.1(a)(i).

Section 4.23.    Physical Condition
To Borrower’s knowledge, and except as set forth in the Property Condition Report and the Appraisal delivered to Lender in connection with the Loan, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, electrical systems, equipment, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects in light of the age, design and utility for its existing use and intended operations (ordinary wear and tear excepted). Except as set forth in the Property Condition Report, to Borrower’s knowledge, there exists no structural or other material defects or damages in any Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
Section 4.24.    Boundaries
Except as shown in the Title Insurance Policy or as shown on the Survey, (a) none of the Improvements which were included in determining the appraised value of a Property lie outside the boundaries and building restriction lines of the related Property to any material extent, and (b) no improvements on adjoining properties encroach upon a Property and no easements or other encumbrances upon the related Property encroach upon any of the Improvements so as to materially affect the value or marketability of the related Property.
Section 4.25.    Leases and Rent Roll
Borrower has delivered to Lender a true, correct and complete rent roll for the Property (a “Rent Roll”) which includes all Leases affecting the Property. Except as set forth in the Rent Roll (as same has been updated by written notice thereof to Lender) delivered to Lender on or prior to the Closing Date: (a) each Lease is in full force and effect; (b) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted possession of their respective demised premises; (c) the Tenants under the Leases have commenced the payment of rent under the Leases, to Borrower’s knowledge there are no offsets, claims or defenses to the enforcement thereof, and Borrower has no monetary obligations to any Tenant under any Lease; (d) aside from receivables, all Rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance, except for (A) Rents aggregating in an amount equal to less than five percent (5.0%) of the Operating Income of the Property and (B) Rents collected with respect to recreational vehicle sites; (e) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and, to Borrower’s knowledge, there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any Lease which remains outstanding; (g) to Borrower’s knowledge there is no present material default by the Tenant under any Lease; (h) all security deposits under the Leases have been collected by Borrower; (i) Borrower is the sole owner of the entire landlord’s interest in each Lease; (j) to Borrower’s knowledge, each Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder and there are no agreements between the Borrower and Tenants under the Leases other than as expressly set forth in the Leases; (k) no Person has any possessory interest in, or right to occupy, the Property or any portion thereof except under the terms of a Lease or the Permitted Encumbrances; (l) none of the Leases contains any option or offer to purchase or right of first refusal or right of first offer to purchase the Property or any part thereof (except as may be required by any applicable Legal Requirements); and (m) neither the Leases nor the Rents have been assigned, pledged or hypothecated except to Lender, and, to Borrower’s knowledge, no other Person has any interest therein except the Tenants thereunder.
Section 4.26.    Filing and Recording Taxes
All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid by Borrower, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).
Section 4.27.    Community Operations Agreement
The Community Operations Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Community Operations Agreement are accrued and unpaid.
Section 4.28.    Illegal Activity
No portion of the Property has been or will be purchased, improved, equipped or fixtured with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.
Section 4.29.    Construction Expenses
All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have been paid in full or will be paid in the ordinary course of business. To Borrower’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.
Section 4.30.    Personal Property
Borrower has paid in full for, and is the owner of, all Personal Property (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances, leased property and the Lien and security interest created by the Loan Documents.
Section 4.31.    Taxes

Borrower and Borrower Principal have filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower nor Borrower Principal knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
Section 4.32.    Title
Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of the Property, materially impairs the use or the operation of the Property or materially impairs Borrower’s ability to pay its obligations in a timely manner. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases), all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
Section 4.33.    Federal Reserve Regulations
No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.
Section 4.34.    Investment Company Act
Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 4.35.    Reciprocal Easement Agreements
Except as set forth in the Title Insurance Policy, there is no REA affecting any portion of the Property.

Section 4.36.    No Change in Facts or Circumstances; Disclosure
All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted by or on behalf of Borrower in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower. To Borrower’s knowledge, Borrower has disclosed to Lender all material facts for which Borrower has actual knowledge relating to Borrower, Borrower Principal and the Property and has not failed to disclose any material fact relating to Borrower, Borrower Principal and the Property that could cause any representation or warranty made herein to be materially misleading.
Section 4.37.    Intellectual Property
To Borrower’s knowledge, all trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing, except any such trademarks, trade names and service marks which, if not in good standing, would not have a Material Adverse Effect, and, to the extent of Borrower’s actual knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.
Section 4.38.    Compliance with Anti-Terrorism Laws
None of Borrower, Borrower Principal or any Person who Controls Borrower or Borrower Principal currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns a direct or indirect equity interest in Borrower or Borrower Principal is an Embargoed Person or is Controlled by an Embargoed Person. None of Borrower or Borrower Principal is in violation of any applicable law relating to anti‑money laundering or anti‑terrorism, including, without limitation, those related to transacting business with Embargoed Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107‑56, and the related regulations issued thereunder, including temporary regulations (collectively, as the same may be amended from time to time, the “Patriot Act”). Notwithstanding anything to the contrary set forth in this Section 4.38, neither Borrower nor Borrower Principal is making any such representation or warranty with respect to any shareholder of SCI.
Section 4.39.    Patriot Act

Neither Borrower nor Borrower Principal shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower and Borrower Principal, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any lender at any time to enable any lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, the Patriot Act. In addition, Borrower hereby agrees to provide to Lender any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. Notwithstanding anything to the contrary set forth in this Section 4.39, neither Borrower nor Borrower Principal is making any such representation or warranty with respect to any shareholder of SCI.
Section 4.40.    Brokers and Financial Advisors
Borrower has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.
Section 4.41.    Survival
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf; provided, however, Lender shall not be entitled to rely upon such representation or warranty if any employee of Lender who has been actively involved with the making of the Loan has actual knowledge that such representation or warranty is false as of the date made.
Section 4.42.    Assumptions
Each of the assumptions contained in the opinion related to issues of substantive consolidation delivered by Borrower to Lender on the date hereof relating to the Borrower, SPE Component Entity and their operations are true and accurate in all material respects.
Section 4.43.    Representations, Warranties and Covenants
Notwithstanding any provision in this Agreement to the contrary, any covenant, representation, warranty, undertaking or agreement made by Borrower Principal hereunder is being made by Borrower Principal only with respect to Borrower Principal and shall not be construed to mean that Borrower Principal is making any covenant, representation, warranty, undertaking or agreement with respect to the Borrower, the Property or any other matter herein; provided, however, nothing in this Section shall in any way limit the liability and obligations of Borrower or Borrower Principal if Borrower and/or Borrower Principal breaches any covenant, representation or warranty which gives rise to recourse liability pursuant to Article 15 hereof. Notwithstanding any provision in this Agreement to the contrary, any covenant, representation, warranty, undertaking or agreement made by a Borrower hereunder is being made by a Borrower only with respect to such Borrower and the Individual Properties owned by such Borrower and shall not be construed to mean that such Borrower is making any covenant, representation, warranty, undertaking or agreement with respect to another Borrower or any Individual Properties owned by such other Borrower; provided, however, nothing in this Section shall in any way limit (a) the liability and obligations of any Borrower or Borrower Principal if Borrower and/or Borrower Principal breaches any covenant, representation or warranty which gives rise to recourse liability pursuant to Article 15 hereof, nor (b) the joint and several liability of each Borrower pursuant to the Loan Documents.
ARTICLE 5
BORROWER COVENANTS
From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each Borrower, with respect to such Borrower and the Individual Property owned by such Borrower, hereby covenants and agrees with Lender that:
Section 5.1.    Existence; Compliance with Requirements
(a)    Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Property.
(b)    Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting the Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder; (iii) neither the Property, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non‑compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; and (v) Borrower shall have furnished to Lender all other items reasonably requested by Lender.
Section 5.2.    Maintenance and Use of Property
Borrower shall cause the Property to be maintained in a good, safe and insurable condition and in compliance with all applicable Legal Requirements, and shall promptly make all repairs to the Property, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen. All repairs made by Borrower shall be made with first‑class materials, in a good and workmanlike manner, shall be equal or better in quality and class to the original work and shall comply with all applicable Legal Requirements and insurance requirements. The Improvements and the Personal Property shall not be removed or demolished other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property or as otherwise permitted herein) without the prior written consent of Lender not to be unreasonably withheld. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.
Section 5.3.    Waste
Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that is likely to invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that is likely to materially impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, and except to the extent required under the Permitted Encumbrances, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 5.4.    Taxes and Other Charges
(a)    Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof before the same become delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.6 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges at least five (5) days prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property which is not a Permitted Encumbrance, and shall pay in the ordinary course of its business for all utility services provided to the Property. If Borrower shall fail to pay any Taxes or Other Charges in accordance with this Section 5.4 and is not contesting or causing a contesting of such Taxes or Other Charges in accordance with Section 5.4(b) below, or if there are insufficient funds in the Tax and Insurance Reserve Account to pay any Taxes or Other Charges, Lender shall have the right, but shall not be obligated, to pay such Taxes or Other Charges, and Borrower shall repay to Lender, on written demand, within ten (10) days, any amount paid by Lender, with interest thereon at the Default Rate from the date of the advance thereof to the date of repayment, and such amount shall constitute a portion of the Debt secured by the Mortgage.
(b)    After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property (unless Borrower first pays the Imposition or charge; (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender if Taxes have not been paid per Section 9.6 to Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Taxes or Other Charges under protest); (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability; (viii) such contest shall not affect the ownership, use or occupancy of the Property; and (ix) Borrower shall, upon written request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i)-(viii) of this Section 5.4(b). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost or there shall be any imminent danger of the Lien of the Mortgage being primed by any related Lien.
Section 5.5.    Litigation
Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any of Borrower, Borrower Principal or the Property which if adversely decided, would have a Material Adverse Effect.
Section 5.6.    Access to Property
Subject to the rights of Tenants under Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof during regular business hours upon no less than seventy-two (72) hours’ notice, unless an Event of Default is continuing.
Section 5.7.    Notice of Default
Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, any Borrower Principal or the Property or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
Section 5.8.    Cooperate in Legal Proceedings

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
Section 5.9.    Performance by Borrower
Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto (except to the extent waived by the counterparty thereto, provided that such action or failure to act by Borrower does not otherwise require Lender’s consent under the Loan Documents).
Section 5.10.    Awards; Insurance Proceeds
Borrower shall cooperate with Lender in obtaining the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property (to be held and applied in accordance with Section 8.4 hereof), and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereof) out of such Awards or Insurance Proceeds.
Section 5.11.    Financial Reporting
(a)    Borrower and Borrower Principal shall each keep separate adequate books and records of account in accordance with GAAP (or such other method of accounting acceptable to Lender), consistently applied and shall furnish to Lender:
(i)    prior to a Securitization, at the request of Lender, monthly, and following a Securitization, quarterly and annual rent rolls, with respect to each Individual Property, prepared and certified by Borrower in the form previously delivered to Lender, detailing the names of all Tenants, the home site occupied by each Tenant, the rent, and any other charges payable under each Lease, and any other information as is reasonably required by Lender, within thirty (30) days after the end of each calendar month, forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable;
(ii)    prior to a Securitization, at the request of Lender, monthly, and following a Securitization, quarterly and annual (A) year‑to‑date operating statements, profit and loss statements, and statements of Borrower’s Account with respect to each Individual Property, prepared and certified by Borrower detailing, among other things, the revenues received, the expenses incurred, the net operating income before and after Debt Service (principal and interest) and (B) reports detailing major capital improvements and containing such other information as is necessary and sufficient to fairly represent the financial position and results of operation of the Property, as well as a comparison of budgeted revenues and expenses to actual revenues and expenses (together with a detailed explanation of any variance upon the reasonable request of Lender), within thirty (30) days after the end of each calendar month, forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower, as applicable; and
(iii)    quarterly and annual balance sheets of Borrower (with respect to each Individual Property) and SCI, profit and loss statements and statements of cash flows of SCI (with the annual financial statements prepared and certified by Borrower and Borrower Principal (or if required by Lender and with respect to SCI only, annual audited financial statements prepared by an Acceptable Accountant), within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Borrower and SCI, as applicable, as the case may be;
(iv)    (A) an Annual Budget not later than thirty (30) days after the commencement of each fiscal year of Borrower, and only during the continuance of a Cash Sweep Period, such Annual Budget shall be in form and substance as previously provided to Lender.
(B)    In the event that Lender is entitled to approve the form and substance of the Annual Budget per clause (A) above during a Cash Sweep Period, and Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Subject to clause (A) above, Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Subject to clause (A) above, until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and expenses under the Community Operations Agreement; and
(v)    a monthly calculation of the Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month, prepared and certified by Borrower in the form required by Lender delivered to Lender within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year and in form consistent with Exhibit C.
(b)    During a Cash Sweep Period upon request from Lender, Borrower shall furnish to Lender within fourteen (14) days of request:

(i)    a property management report for the Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by Borrower under penalty of perjury to be true and complete, but no more frequently than quarterly; and
(ii)    an accounting of all security deposits and/or bonds held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, if required by applicable law, the name and address of such financial institutions and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.
(c)    Borrower and Borrower Principal shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender, and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.
(d)    All items requiring the certification of Borrower shall require a certificate executed by an authorized officer of Borrower or the general partner or managing member of Borrower, as applicable, and shall contain a statement by Borrower as to whether there exists, to Borrower’s knowledge, an Event of Default under the Loan Documents, and if an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
Section 5.12.    Estoppel Statement
(a)    After request by Lender, Borrower shall within fifteen (15) Business Days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) the Maturity Date, (vi) any offsets or defenses to the payment of the Debt, if any, and (vii) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
Section 5.13.    Leasing Matters
(a)    Except as otherwise consented to by Lender in writing, all Leases shall be written on the standard form of lease for such Individual Property delivered to Lender prior to the closing of the Loan. No material changes (other than changes which are in the ordinary course of the Borrower’s business and/or are required by applicable law, so long as such changes do not have a Material Adverse Effect) may be made to the standard form of lease without the prior written consent of Lender not to be unreasonably withheld or delayed. In addition, all renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates as determined by Borrower and terms and shall be arm’s‑length transactions with bona fide, independent third party tenants. All proposed commercial Leases and modifications and renewals of existing Leases for commercial space shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense, such approval not to be unreasonably withheld or delayed. All commercial Leases shall provide that they are subordinate to the Mortgage and that the tenant agrees to attorn to Lender. Notwithstanding the foregoing, Lender acknowledges that certain homesites are not leased to Tenants pursuant to written instruments. From and after the date hereof, Borrower shall agree to offer written Leases to new Tenants in accordance with its current ordinary course of business practices and consistent with current market practices.
(b)    Borrower (i) shall observe and perform all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of the Leases as security for the Debt; (ii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed, short of termination thereof; provided, however, with respect to mobile home or recreational vehicle community residential property, a residential Lease may be terminated in the event of a default by the tenant thereunder; (iii) shall not collect any of the Rents more than one (1) month in advance, except for (A) Rents aggregating in an amount equal to less than five percent (5.0%) of the Operating Income of the Property and (B) Rents collected with respect to recreational vehicle sites; and (iv) shall not execute any other assignment of the landlord’s interest in the Leases or the Rents.
(c)    Notwithstanding the provisions of subsection (a) above, renewals of existing commercial Leases and proposed Leases for commercial space shall not be subject to the prior approval of Lender, provided all of the following conditions are satisfied: (i) the rental income pursuant to the renewal or proposed Lease is not more than five (5%) percent of the total rental income for the Property (exclusive of any rental income from recreational vehicle sites), (ii) the renewal or proposed Lease has a base term of less than six (6) years including options to renew (other than leases for laundry facilities which may include a 10-year term), (iii) the renewal or proposed Lease is subject and subordinate to the Mortgage and the tenant thereunder shall have agreed to attorn to Lender, (iv) the renewal or proposed Lease is on the standard form of lease approved by Lender, (v) the renewal or proposed Lease does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Property, and (vi) the renewal or proposed Lease provides for rental rates and terms comparable to existing market rates as determined by Borrower and terms and is an arm’s‑length transaction with a bona fide, independent third party tenant. Borrower shall deliver to Lender copies of all Leases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within thirty (30) days after the execution of the Lease.
Section 5.14.    Property Management
(a)    Borrower shall (i) promptly perform and observe in all material respects all of the covenants required to be performed and observed by it under the Community Operations Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Community Operations

Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Community Operations Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Community Operations Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Community Operations Agreement.
(b)    If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) an Event of Default has occurred and is continuing; (iii) a default has occurred and is continuing under the Community Operations Agreement, or (iv) Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, Borrower shall, at the request of Lender, terminate the Community Operations Agreement upon sixty (60) days prior notice to Manager and replace Manager with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.
(c)    Intentionally reserved.
(d)    Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel, or consent to the surrender, termination or cancellation of, the Community Operations Agreement or replace Manager or enter into any other management agreement with respect to the Property; (ii) consent to the assignment by Manager of its interest under the Community Operations Agreement except to a Qualified Manager; (iii) reduce or consent to the reduction of the term of the Community Operations Agreement; (iv) increase or consent to the increase of the amount of any charges under the Community Operations Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of the terms and conditions under, the Community Operations Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager.
(e)    If during the term of the Loan the Borrower engages or replaces the Manager with a new property manager that is an Affiliated Manager, the Borrower shall deliver to Lender an opinion as to non-consolidation issues between the Borrower and such Affiliated Manager, such opinion to be acceptable to the Lender and the Rating Agencies.
Section 5.15.    Liens
Subject to Borrower’s right to contest same pursuant to the terms of the Mortgage, Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances.
Section 5.16.    Debt Cancellation

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.
Section 5.17.    Zoning
Borrower shall not (i) initiate or consent to any zoning reclassification of any portion of the Property or seek any variance (other than in the ordinary course of business) under any existing zoning ordinance or (ii) use or permit the use of any portion of the Property in any manner that could result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case without the prior written consent of Lender.
Section 5.18.    ERISA
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non‑exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:
(A)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3‑101(b)(2);
(B)    Less than twenty‑five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3‑101(f)(2); or
(C)    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3‑101(c) or (e).
Section 5.19.    No Joint Assessment
Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
Section 5.20.    Reciprocal Easement Agreements

Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to any REA to comply with all of the material economic terms and conditions contained in any REA.
Section 5.21.    Alterations
Lender’s prior written approval shall be required in connection with any alterations to any Improvements (a) that will have a Material Adverse Effect on the affected Individual Property or (b) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold.
Section 5.22.    Tax Credits
Borrower shall not claim a low income housing credit for the Property under Section 42 of the Internal Revenue Code without Lender’s prior written consent.
Section 5.23.    Agreements
During the term of the Loan: (a) Borrower shall use its best efforts to fulfill and perform each and every material term, covenant and provision of the Agreements to be fulfilled or performed by Borrower thereunder, if any, in a commercially reasonable manner; (b) Borrower shall, in the manner provided for in this Agreement, give notice to Lender of any material written default notice received by Borrower under any of the Agreements, together with a complete copy of any such notice; (c) Borrower shall use its best efforts to enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of the Agreements to be performed or observed, if any, by the other parties thereto in a commercially reasonable manner; and (d) Borrower shall not terminate or amend any of the terms or provisions of any of the Agreements, except as may be permitted pursuant to the terms of the Agreements and done in the ordinary course of business or as may be commercially reasonable in Borrower’s ordinary course of business, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.24.    Zoning Violations
Borrower shall take, or require its tenants to take, all corrective action required by (a) Alpine Township in connection with the zoning violations found at the Individual Property known as Alpine Meadows Manufactured Home Community (the “Alpine Zoning Violations”) within one (1) year after the Closing Date; and (b) Polk County, Florida in connection with the zoning violations found at the Individual Property known as Rainbow RV Resort (the “Rainbow Zoning Violations”) within one (1) year after the Closing Date.
ARTICLE 6
ENTITY COVENANTS

Section 6.1.    Single Purpose Entity/Separateness
Until the Debt has been paid in full, each Borrower represents, warrants and covenants as follows:
(a)    Each Borrower will not:
(i)    engage in any business or activity other than the ownership, operation, leasing and maintenance of the Property, and activities incidental thereto;
(ii)    acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership and operation of the Property;
(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
(iv)    fail to observe all organizational formalities necessary to maintain its separate existence, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the material provisions of its organizational documents;
(v)    own any subsidiary, or make any investment in, any Person;
(vi)    except as contemplated by the Loan Documents with respect to co‑borrowers under the Loan, commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party, except for SCOLP, in its capacity as property manager, independent access to its bank accounts;
(vii)    incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than ninety (90) days past the date invoiced and paid on or prior to such date, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided, however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Note;
(viii)    (A) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents for each Individual Property separate and apart from those of any other showing such Individual Property’s assets and liabilities separate and apart from those of any other Person and (B) include it assets listed on any financial statement of any other person; provided, however, that

Borrower’s assets may be included in a consolidated operating or financial statement of its Affiliate provided that an appropriate notation shall be made on such consolidated operating or financial statements to indicate the separateness of Borrower from such Affiliate and to indicate Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;
(ix)    except for capital contributions or distributions permitted under the terms and conditions of the Borrower’s organizational documents and properly reflected on its books and records and its respective Community Operations Agreement between the Borrower and SCOLP, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s‑length basis with unaffiliated third parties;
(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi)    except as contemplated by the Loan Documents with respect to co‑borrowers under the Loan, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except for the Debt;
(xii)    make any loans or advances to any Person, or own any stock or securities of, any Person, or buy or hold evidence of indebtedness issued by any other Person;
(xiii)    fail to (A) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements, and (B) pay any taxes required to be paid under applicable Legal Requirements;
(xiv)    fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;
(xv)    fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations provided, however, there exists sufficient cash flow from the Borrower’s Property to do so and the foregoing shall not require the Borrower’s members or their constituent owners to make any capital contributions or advances to the Borrower;
(xvi)    if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the directors of each SPE Component Entity (if any), including, without limitation, each Independent Director, take any Material Action or action that might cause such entity to become insolvent;
(xvii)    fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate), if any, among the Persons sharing such expenses and to use separate stationery, invoices and checks;
(xviii)    fail to intend to remain solvent or, except as contemplated by the Loan Documents with respect to co‑borrowers under the Loan, pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds (except for certain of the Borrower’s expenses paid by SCOLP pursuant to the Community Operations Agreement for which SCOLP shall be reimbursed by Borrower) provided, however, there exists sufficient cash flow from the Borrower’s Property to do so and the foregoing shall not require the Borrower’s members or their constituent owners to make any capital contributions or advances to the Borrower;
(xix)    acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;
(xx)    violate or cause to be violated the assumptions made with respect to Borrower, SPE Component Entity and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan;
(xxi)    fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations;
(xxii)    have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents with respect to co‑borrowers under the Loan or the Borrower Principal with respect to certain obligations under Section 12.6 and Section 15.1 hereof; or
(xxiii)    identify itself as a department or division of any other Person.
Notwithstanding anything contained in this Section 6.1(a) and Section 6.5 to the contrary, whether express or implied, Lender and Borrower agree that the following operations and activities of Borrower, SPE Component Entity (if any) and their Affiliates shall not be considered a violation of any obligation set forth in this Section 6.1(a): (i) offering goods or services to residents of the Property through Affiliates or other third parties for which fees and charges may be collected by Borrower or the Affiliate and paid to such Affiliate or third party, which may include, without limitation, cable and internet services, landscaping, snow removal, lease or sale of manufactured homes (for cash or pursuant to an installment agreement), and child care; provided that such Affiliates do not conduct their business in the name of the Borrower and that any agreements between the Borrower and its Affiliates relating to such services are on commercially reasonable terms similar to those of an arm’s-length transaction; (ii) provided no Cash Sweep Period is then in effect, causing all gross revenue, whether cash, cash equivalents or similar assets, to be transferred from the Lockbox

Account to an Account maintained by Borrower or SCOLP for the purpose of paying expenses of the Borrower or causing SCOLP to pay such expense solely on behalf of the Borrower (provided that SCOLP will separately account for all such amounts for Borrower), and subject to the provisions of the applicable Borrower’s organizational documents, distributing such remaining cash to SCOLP or at the direction of SCOLP, as applicable, to any other Affiliate, and in any case, distributing such remaining cash that does not belong to the Borrower promptly to such entities; (iii) paying all payables, debts and other liabilities arising from or in connection with the operation of the Property from an Account maintained for the Borrower, or causing SCOLP to pay such liabilities on behalf of Borrower after receipt of distributions from the Lockbox Account (provided that SCOLP will separately account for all such amounts for Borrower); (iv) subject to the provisions of the applicable Borrower’s organizational documents, using ancillary assets in connection with the operation of the Property held in the name of SCOLP or any Affiliates, such as vehicles and office and maintenance equipment; (v) treating the Property for all purposes as part of and within the portfolio of manufactured housing communities and/or recreational vehicle communities owned by SCOLP or any Affiliate, for marketing, promotion and providing information and reports to the public, including a common website, or as required by any Legal Requirements; provided, however, that the Borrower shall conduct business in its own name or its assumed or trade name; and (vi) allocating general overhead and administrative costs incurred by SCOLP and/or other Affiliates to the Borrower in a fair and equitable manner.
(b)    If Borrower is a partnership or limited liability company, each general partner in the case of a partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a corporation or a limited liability company whose sole asset is its interest in Borrower, provided that if such SPE Component Entity is a limited liability company, each of its managing members shall also be a SPE Component Entity. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii) – (vi) and (viii) – (xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower and acting as the managing member or general partner of Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not own any subsidiary, or make any investment in any Person other than its investment in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation or organization, as applicable, are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status and complies with the requirements set forth in subsection (c) below, no SPE Component Entity shall be required.

(c)    In the event Borrower or SPE Component Entity is a single member limited liability company formed under the Act (as applicable, the “Company”), the limited liability company agreement of the Company (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the sole member of the Company (“Member”) to cease to be the member of the Company (other than (1) upon an assignment by Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of the Company in accordance with the terms of the Loan Documents and the LLC Agreement), the personal representative of Member shall, within ninety (90) days, agree in writing to continue the existence of the Company and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that caused the Member to cease to be a member of the Company, and any person acting as Independent Director of the Company and executing the LLC Agreement (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of the Company, automatically be admitted to the Company and shall continue the existence of the Company without dissolution, and (B) Special Member may not resign from the Company or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to the Company as Special Member in accordance with the requirements of the Act and (2) after giving effect to such resignation, such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member, (w) Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the assets of the Company, (x) pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (y) Special Member, in its capacity as Special Member, may not bind the Company, and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. Prior to its admission to the Company as Special Member, Special Member shall not be a member of the Company, but the Special Member may serve as an Independent Director of the Company. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of the Company and upon the occurrence of such an event, the existence of the Company shall continue without dissolution. The LLC Agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Company upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of the Company.

(d)    The organizational documents of Borrower and each SPE Component Entity shall provide an express acknowledgment that Lender is an intended third‑party beneficiary of the “special purpose” provisions of such organizational documents.
Section 6.2.    Change of Name, Identity or Structure
Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names) although Borrower may change the name of any Individual Property without prior notice to, or the consent of, Lender, (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, each SPE Component Entity (if any), or Borrower Principal, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Sections 6.1 and 6.4 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.
Section 6.3.    Business and Operations
Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
Section 6.4.    Independent Director
The organizational documents of each SPE Component Entity (if any) shall include the following provisions: (a) at all times there shall be, and Borrower shall cause there to be, at least two Independent Directors; (b) the board of directors of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, by‑laws or any voting trust agreement with respect to any common stock, requires unanimous vote of the board of directors of such SPE Component Entity unless at the time of such action there shall be at least two members of the board of directors who are Independent Directors; (c) such SPE Component Entity shall not, without the unanimous written consent of its board of directors including the Independent Directors, on behalf of itself or Borrower, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Directors shall consider only the interests of the Borrower, including its creditors; and (d) no Independent Director of such SPE Component Entity may be removed or replaced unless such SPE Component Entity provides Lender with not less than three (3) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director. No resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment   No Independent Director may be removed other than for Cause.  “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.
Section 6.5.    Backwards Representations
(a)    Each Borrower hereby represents that it:
(i)    is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;
(ii)    has no existing judgments or liens of any nature against it or its Property except for tax liens not yet due;
(iii)    to the best of its knowledge is in compliance with all current laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;
(iv)    is not involved in any dispute with any taxing authority;
(v)    has paid all taxes which it owes;
(vi)    has never owned any real property other than the property that is the subject of the current transaction and personal property necessary or incidental to its ownership or operation of its Property and has never engaged in any business other than the ownership and operation of its Property;
(vii)    is not now a party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full with the exception of any claims for bodily injury or property damage covered under its insurance;

(viii)    has provided Lender with complete financial statements that reflect a fair and accurate view of the entity's financial condition in all material respects; and
(ix)    has no material contingent or actual obligations not related to its Property.
(b)    Each Borrower (other than Country Hills Village Mobile Home Park, LLC and Dutton Mill Village, LLC) hereby represents from the date of such entity’s formation to the date of this Agreement that it:
(i)    has not entered into any contract or agreement that is still outstanding with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;
(ii)    has paid all of its debts and liabilities that are not currently owed by it from its assets;
(iii)    has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence;
(iv)    has maintained all of its books, records, financial statements separate from those of any other Person and with respect to its bank accounts has maintained them separate from those of any other Person with the exception of SCOLP;
(v)    as of 2103, has not had its assets listed as assets on the financial statement of any other Person unless (A) financial statements of such other Person contained an appropriate notation indicating the separateness of Borrower from such Person and indicating that Borrower’s assets and credit were not available to satisfy the debts and other obligations of such Person and (B) such assets were also listed on the Borrower’s own balance sheet;
(vi)    has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;
(vii)    has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);
(viii)    has corrected any material known misunderstanding regarding its status as a separate entity;
(ix)    has conducted all of its business and held all of its assets in its own name;
(x)    has not identified itself or any of its Affiliates as a division or part of the other;

(xi)    has not commingled its assets with those of any other Person;
(xii)    has held all of its assets in its own name with the exception of its bank accounts which are maintained separate from those of any other Person with the exception of SCOLP;
(xiii)    has not guaranteed or become obligated for the debts of any other Person that are still owed by Borrower;
(xiv)    has not held itself out as being responsible for the debts or obligations of any other Person that are still owed by Borrower;
(xv)    has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;
(xvi)    has not pledged its assets to secure the obligations of any other Person that are still owed by Borrower;
(xvii)    has intended to maintain adequate capital in light of its contemplated business operations taking into account anticipated capital contributions from its members;
(xviii)    has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;
(xix)    has not owned any subsidiary or any equity interest in any other entity and is not a survivor of a merger with or of any other entities;
(xx)    has not incurred any indebtedness that is still owed by it other than indebtedness that is permitted under the Loan Documents; and
(xxi)    has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan).
(c)    Each of Country Hills Village Mobile Home Park, LLC and Dutton Mill Village, LLC hereby represents from the date of such entity’s formation to the date of this Agreement that it:
(i)    has not entered into any contract or agreement that is still outstanding with any of SCOLP, SCI or any of their respective Affiliates, constituents, or owners, or any Affiliate of any of the foregoing (individually, a “SCI Related Party” and collectively, the “SCI Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;
(ii)    has paid all of its debts and liabilities that are not currently owed by it not from the assets of any SCI Related Parties;

(iii)    has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence from the SCI Related Parties;
(iv)    has maintained all of its books, records and financial statements separate from those of any SCI Related Parties and with respect to its bank accounts has maintained them separate from those SCI Related Parties with the exception of SCOLP;
(v)    as of 2013, has not had its assets listed as assets on the financial statement of any other Person unless (A) financial statements of such SCI Related Party contained an appropriate notation indicating the separateness of Borrower from such SCI Related Party and indicating that Borrower’s assets and credit were not available to satisfy the debts and other obligations of such SCI Related Party and (B) such assets were also listed on the Borrower’s own balance sheet;
(vi)    has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any SCI Related Parties;
(vii)    has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any SCI Related Parties;
(viii)    has corrected any material known misunderstanding regarding its status as a separate entity from any SCI Related Parties;
(ix)    has not conducted its business or held any of its assets in the name of any SCI Related Parties;
(x)    has not identified itself as a division or part of any SCI Related Parties;
(xi)    has not commingled its assets with those of any SCI Related Parties;
(xii)    has not held its assets in the name of any SCI Related Parties with the exception of its bank accounts which are maintained separate from those of any other Person with the exception of SCOLP;
(xiii)    has not guaranteed or become obligated for the debts of any SCI Related Parties that are still owed by Borrower;
(xiv)    has not held itself out as being responsible for the debts or obligations of any SCI Related Parties that are still owed by Borrower;
(xv)    has allocated fairly and reasonably any overhead expenses that have been shared with any SCI Related Parties, including paying for office space and services performed by any employee of any SCI Related Parties;
(xvi)    has not pledged its assets to secure the obligations of any SCI Related Parties that are still owed by Borrower;

(xvii)    has intended to maintain adequate capital in light of its contemplated business operations taking into account anticipated capital contributions from its members;
(xviii)    has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;
(xix)    has not owned any subsidiary or any equity interest in any other entity and is not a survivor of a merger with or of any other entities;
(xx)    has not incurred any indebtedness that is still owed by it other than indebtedness that is permitted under the Loan Documents; and
(xxi)    has not had any of its obligations guaranteed by any SCI Related Parties, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan).
ARTICLE 7
NO SALE OR ENCUMBRANCE
Section 7.1.    Transfer Definitions
For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent in which Borrower, Borrower Principal, any SPE Component Entity (if any) or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; provided, however, any change in the members of the board of directors of SCI, or SPE Component Entity shall not, in and of itself, constitute a change in control; “Restricted Party” shall mean Borrower, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager (if any), or any shareholder, partner, member or non‑member manager, or any direct or indirect legal or beneficial owner of Borrower, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager (if any) or any non‑member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
Section 7.2.    No Sale/Encumbrance
(c)    Borrower shall not cause or permit a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, without the prior written consent of Lender.

(d)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party (other than SCI) is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; provided, however, the foregoing shall not apply to interests in SCOLP (including changes in the limited partners of SCOLP, other than SCI) other than those owned by SCI, provided, further, that SCI’s ownership interest in SCOLP shall be permitted to decrease so long as after any such decrease SCI shall continue to Control SCOLP and own not less than twenty-five percent (25%) of the equity partnership interests in SCOLP; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non‑member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest other than transfers by or among SCOLP, SCI or their Affiliates and transfers within SCOLP and SCI as permitted under clause (iv) above; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of any Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.14.
Section 7.3.    Permitted Transfers
Notwithstanding the provisions of Section 7.2, the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a direct member, partner or shareholder of a Borrower or SPE Component Entity, so long as Borrower delivers notice to Lender as soon as practicable thereafter and that such Borrower or SPE Component Entity is promptly reconstituted, if applicable, following the death of such member, partner or shareholder and there is no change in Control of such Borrower or SPE Component Entity as a result of such transfer; (b) transfers for estate planning purposes of an individual’s direct interests in a Borrower or SPE Component Entity to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, so long as such Borrower or SPE Component Entity is reconstituted, if required, following such transfer and there is no change in Control of such Borrower or SPE Component Entity as a result of such transfer (notwithstanding the foregoing clauses (a) and (b), in the event there is a conflict between clauses (a) and (b) and clauses (e), (f), and (g) of this Section 7.3, the provisions set forth in Section 7.3(e), (f) and (g) shall prevail); (c) the Sale or Pledge, in one or a series of transactions, of not more than forty‑nine percent (49%) of the stock, limited partnership interests or non‑managing membership interests (as the case may be) in a Restricted Party; provided, however, (i) no such transfers shall result in a change in Control in the Restricted

Party, or change in control of the Property or the Property to be managed by a Person who is not a Qualified Manager, (ii) following any transfers, Borrower and any SPE Component Entity shall continue to satisfy the requirements of Section 6.1 hereof, (iii) as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer except with respect to subclause (a) above, and (iv) to the extent such transferee shall own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) acceptable to Lender with respect to such transferee; (d) the sale or transfer of stock in SCI provided such stock is listed on a nationally recognized stock exchange; (e) transfers of the direct or indirect interest in Borrower by and among SCI, SCOLP and their Affiliates, provided that no such transfers shall result in a change in Control of the Borrower or a change in control of the Property; (f) transfers of the limited partnership interests in SCOLP or reductions of SCI’s ownership interest in SCOLP, provided that after such transfer (or reduction of ownership interests in the case of SCI) SCI shall continue to Control SCOLP and own not less than twenty-five percent (25%) of the equity partnership interests in SCOLP; (g) the issuance of additional stock in, or redemption of stock in, SCI, the issuance of additional limited partnership interests in, or redemption of limited partnership interests in, SCOLP, and the issuance of additional ownership interests in, or the redemption of the ownership interests in, the Affiliates of SCI and SCOLP (other than Borrower and the SPE Component Entity, if any); (h) transfers of Personal Property subject to a purchase money security interest; and (i) in connection with a Partial Assumption pursuant to Section 7.6 hereof, any Sale or Pledge by the Transferee, and/or its constituent shareholders, partners, members or managers, of their respective membership, partnership, ownership or management interests, whether direct or indirect, in such Transferee or such constituent shareholders, partners, members or managers, as the case may be, to Borrower Principal or SCI and/or any Affiliate thereof. Notwithstanding the foregoing, any transfer that results in any Person and its Affiliates owning in excess of forty‑nine percent (49%) of the ownership interests in Borrower or SPE Component Entity shall comply with the requirements of Section 7.4 hereof.
Section 7.4.    Lender’s Rights
Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon, among other things, (a) a modification of the terms hereof (other than the economic terms) and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one quarter of one percent (0.25%) of the outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (e) the Property being managed by a Qualified Manager and a new management agreement satisfactory to

Lender, (f) to the extent such transferee shall own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), delivery by Borrower, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) acceptable to Lender with respect to such transferee, and (g) the satisfaction of such other conditions and/or the provision of such legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All reasonable expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent in violation of the terms herein. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer. If any Sale or Pledge permitted under this Article 7 results in any Person and its Affiliates owning in excess of forty‑nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall provide Lender with thirty (30) days prior written notice of such proposed transfer, and in addition to any other requirement for Lender’s consent contained herein, deliver a revised opinion letter pertaining to substantive consolidation to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.
Section 7.5.    Assumption
Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Borrower may transfer the Property in its entirety to or of one hundred percent (100%) of the ownership interests in the Borrower, and the related assumption of the Loan by, any Person (a “Transferee”) shall be permitted with the prior written consent of the Lender, such consent not to be unreasonably withheld provided that each of the following terms and conditions are satisfied:
(a)    no Event of Default has occurred;
(b)    Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than thirty (30) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non‑refundable processing fee in the amount of $10,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, conditioned or delayed. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate. In no event shall Lender consent to a proposed transfer prior to a Securitization if the consideration to be paid by the Transferee for the Property, as determined by Lender in its sole discretion, is less than the appraised value of the Property as determined by Lender based upon the Appraisal delivered to Lender in connection with Lender’s underwriting of the Loan;
(c)    Borrower or Transferee shall have paid to Lender, concurrently with the closing of such transfer, (i) a non‑refundable assumption fee in an amount equal to one quarter of one percent (0.25%) of the then outstanding principal balance of the Note, and (ii) all out‑of‑pocket costs and expenses, including reasonable attorneys’ fees and Rating Agency fees, incurred by Lender in connection with the transfer;
(d)    (i) Transferee shall have assumed and agreed to pay (A) the Debt as and when due or (B) with respect to a Partial Assumption, the portion of the Debt attributable to the Assumed Note as and when due and shall have either, as applicable, (Y) assumed all other obligations of Borrower under the Loan Documents subject to the provisions of Article 15 hereof or (Z) with respect to any Partial Assumption, executed a joinder or other documentation required by Lender in Lender’s sole discretion to bind such transferee as a co-borrower under the terms of this Agreement and the other Loan Documents, and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall have executed, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption or such Partial Assumption, as applicable and (ii) if required by Lender, a Person affiliated with Transferee and acceptable to Lender (a “Transferee Principal”) shall have assumed the obligations of Borrower Principal under the Loan Documents with respect to all acts and events occurring or arising after the transfer of the Property pursuant to this Section 7.5;
(e)    Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;
(f)    Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;
(g)    Transferee shall have furnished to Lender, if Transferee is a corporation, partnership, limited liability company or other entity, all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee.

Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof, including any amendments thereto that may be required by the Rating Agencies in order to comply with their then-current criteria;
(h)    Transferee shall assume the obligations of Borrower under any Community Operations Agreement or provide a new management agreement with a new Qualified Manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement pursuant to an Assignment of Community Operations Agreement on the Lender’s then-current form;
(i)    Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Mortgage, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (D) with respect to such other matters as Lender may reasonably request;
(j)    if required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the transfer will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;
(k)    Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.5; and
(l)    Transferee shall, prior to such transfer, deliver a substantive non‑consolidation opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to the Rating Agencies and reasonably acceptable to Lender.
A consent by Lender with respect to a transfer of the Property in its entirety or one hundred percent (100%) of the ownership interests in Borrower to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.5 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Sale or Pledge of the Property. Upon the transfer of the Property pursuant to this Section 7.5, Borrower and Borrower Principal (if a Transferee Principal has assumed the obligations of Borrower Principal under the Loan Documents with respect to all acts and events occurring or arising after the transfer of the Property pursuant to this Section 7.5) shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer. All out‑of‑pocket costs and expenses incurred by Lender pursuant to this Section 7.5 shall be payable by Borrower whether or not the transfer contemplated hereunder actually occurs.

In connection with an Assumption, Lender may condition its consent upon the related transferee agreeing to (a) make additional deposits into the Reserve Accounts or to require deposits to the Replacement Reserve Account at all times, and/or (b) the related transferee establishing such additional reserves with Lender as Lender may require in its reasonable discretion; provided, however, the such deposits or additional reserves shall be determined by Lender based upon its standard underwriting criteria and the amounts shall be computed in accordance with the provisions set forth in Article 9 hereof.
Section 7.6.    Partial Assumption
Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, a transfer of any Individual Property in its entirety (a “Partial Assumption”) to, and the related assumption of the Loan by, a transferee shall be permitted with the prior written consent of the Lender not to be unreasonably withheld provided that each of the following terms and conditions are satisfied (except that in no event shall Lender’s consent to a Partial Assumption be given prior to a Securitization if the consideration to be paid by the transferee for the related Individual Property(ies), as determined by Lender in its sole discretion, is less than the appraised value of such Individual Property(ies) as determined by Lender based upon the Appraisal delivered to Lender in connection with Lender’s underwriting of the Loan):
(a)    Borrower complies with each of the conditions set forth in Section 7.5 above (it being understood that the fee payable pursuant to Section 7.5(c) shall be calculated based on the outstanding principal balance of the Allocated Loan Amount for each of the Individual Properties which are part of the Partial Assumption);
(b)    Intentionally Omitted.
(c)    Lender shall have determined that the Debt Service Coverage Ratio with respect to each of (i) the Individual Property which is subject to the Partial Assumption and (ii) the Remaining Properties after giving effect to the assumption (assuming a loan amount equal to the principal balance of the Note which is not being assumed immediately following the subject assumption) shall be at least equal to 1.40 to 1.0 for the twelve (12) full calendar months immediately preceding the assumption of the portion of the Loan pursuant to this Section 7.6.
(d)    Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to Partial Assumption Amount for the subject Individual Property (the “Assumed Note”), and the other note having a principal balance equal to the excess of (A) the outstanding principal amount of the Loan, over (B) the amount of the Assumed Note (the “Unassumed Note”) as such amount may be reduced pursuant to the provisions of Section 7.6(e) below. Any references herein or in the other Loan Documents to the Note after the date of a Partial Assumption shall mean, collectively, the Assumed Note and the Unassumed Note. The Assumed Note and Unassumed Note shall have identical terms as the Note except for the principal balance; and, in connection therewith, the Monthly Payment Amount and the amount of each such payment applied to principal thereafter shall be divided between the Assumed Note and the Unassumed Note in the same proportion as the unpaid principal balance (in each case immediately after a Partial Assumption) of the Assumed

Note and the Unassumed Note, as the case may be, bears to the aggregate principal balance due under the Assumed Note and the Unassumed Note immediately after the Partial Assumption. An Assumed Note may not be the subject of any further assumption.
(e)    Borrower shall make a partial prepayment of the Loan in the amount of fifteen percent (15%) of Partial Assumption Amount (to be applied at Borrower’s election to either the Assumed Note or the Unassumed Note) for each of the Individual Properties which are part of the Partial Assumption together with the payment of Yield Maintenance calculated in accordance with Article 5(g) of the Note in connection with such prepayment.
In connection with a Partial Assumption, Lender may condition its consent upon the related transferee agreeing to (a) make additional deposits into the Reserve Accounts or to require deposits to the Replacement Reserve Account at all times, and/or (b) the related transferee establishing such additional reserves with Lender as Lender may require in its reasonable discretion; provided, however, the such deposits or additional reserves shall be determined by Lender based upon its standard underwriting criteria and the amounts shall be computed in accordance with the provisions set forth in Article 9 hereof. For the avoidance of doubt, notwithstanding Borrower’s compliance with the provisions of this Section 7.6, Lender shall not release the Individual Property subject to the Partial Assumption from the cross collateralization and cross default provisions contained in this Agreement and the other Loan Documents.
Section 7.7.    Easements; Licenses.
Notwithstanding anything contained to the contrary herein, Borrower may grant easements, covenants, reservations and rights of way with respect to the Property in the ordinary course of business for utilities, ingress and egress and other similar purposes provided such grants, transfers, conveyances or easements (i) do not impair the utility or operation of the affected Individual Property, materially adversely affect the value of such Individual Property or adversely affect Borrower’s ability to repay the Loan; (ii) is extending a pre-existing easement, covenant, reservation or right of way; and (iii) shall be in form reasonably acceptable to Lender, and, in such case, Lender shall subordinate the Lien of the Security Instrument to such grant, easement, transfer or conveyance. Borrower hereby agrees to pay any reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith.
ARTICLE 8
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 8.1.    Insurance
(e)    Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and the Property providing at least the following coverages:
(xxii)    comprehensive “special causes of loss” form of insurance (or its equivalent) on the Improvements and the Personal Property (A) in an amount equal to not less than one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) written on a replacement cost basis and containing either an agreed amount endorsement with respect to the Improvements and Personal Property or a waiver of all co‑insurance provisions; (C) providing for no deductible in excess of $25,000, or, subject to Lender’s prior written approval, an amount equal to five percent (5%) of total insurable value at location not to exceed $100,000 for any Individual Property in a “Tier I Wind Area” and $25,000 for all other Individual Properties, for all such insurance coverage; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E)  if any of the Improvements or the use of the Property shall at any time constitute legal non‑conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain: (y) if any portion of the Improvements (it being understood that for purposes of this clause (y) only, Improvements shall only mean that portion of the Improvements consisting of a clubhouse or community center or mobile home sites in a 100 year flood plain as respects rental income loss due to the peril of flood) is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, together with such “excess flood” insurance in such amount, not to exceed $5,000,000, and with such deductible as Lender may reasonably require, not to exceed $250,000; and (z) earthquake insurance in amounts, not to exceed $5,000,000, and in form and substance reasonably satisfactory to Lender in the event the Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the special causes of loss form required under this subsection (i);
(xxiii)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, with such insurance (A) to be on the so‑called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000 and a deductible of not more than $250,000; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability;
(xxiv)    loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding period of coverage as required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;
(xxv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so‑called Builder’s Risk Completed Value form (1) on a non‑reporting basis, (2) against “special causes of loss” insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co‑insurance provisions;
(xxvi)    workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
(xxvii)    comprehensive equipment breakdown insurance in an amount not less than $2,000,000 per occurrence, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(xxviii)    excess liability insurance in an amount not less than $25,000,000 per occurrence and a deductible of $250,000, on terms consistent with the commercial general liability insurance required under subsection (ii) above; and
(xxix)    upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards (including, but not limited to, sinkhole, mine subsidence, mold, spores or fungus) which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
(f)    All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P and at least “A:X” by A.M. Best or such other ratings approved by Lender. The Policies described in Section 8.1(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender prior to the Closing Date an Acord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, certified copies of all Policies. Not less than ten (10) days prior to the expiration dates of any insurance coverage in place with respect to the Property, Borrower shall deliver to Lender an Acord 28 or similar certificate, accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the “Insurance Premiums”), and, as soon as available thereafter, certified copies of all renewal Policies.
(g)    Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 8.1(a) hereof; provided, however, any blanket insurance policy that does not specifically allocate to the Property the amount of coverage from time to time required hereunder shall be subject to Lender’s reasonable approval after taking into account, among other things, the amount, location, number and type of properties covered by such blanket insurance policy. Any Policy providing substantially the same coverage as Borrower’s insurance policy as of the date hereof shall be deemed in compliance with the terms of this Article 8.
(h)    All Policies provided for or contemplated by Section 8.1(a), except for the Policy referenced in Section 8.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, equipment breakdown, flood and earthquake insurance, shall contain a standard non‑contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(i)    All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:
(iii)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(iv)    the Policies shall not be canceled without at least fifteen (15) days’ prior written notice to Lender and any other party named therein as an additional insured;
(v)    the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration;
(vi)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(vii)    the Policies do not contain an exclusion for acts of terrorism.
(j)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, one (1) Business Day notice to Borrower (unless Lender reasonably believes the Property is uninsured), to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
Section 8.2.    Casualty
If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration of such Individual Property in accordance with Section 8.4, provided the Lender makes the Net Proceeds available pursuant to Section 8.4. Borrower shall pay all costs of such Restoration to the extent such costs are not covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made timely by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds.
Section 8.3.    Condemnation
Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi‑public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 8.4, provided Lender makes the Net Proceeds available pursuant to Section 8.4. If such Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 8.4.    Restoration
The following provisions shall apply in connection with the Restoration of any Individual Property:
(m)    If the Net Proceeds shall be less than $500,000 and the costs of completing the Restoration shall be less than $500,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(b)(i) are met (except for Section 8.1(b)(i)(J)) and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement; provided, however, with respect to the budget delivered to Lender pursuant to Section 8.4(b)(i)(I), such budget is not subject to the prior approval of Lender.
(n)    If the Net Proceeds are equal to or greater than $500,000 or the costs of completing the Restoration are equal to or greater than $500,000, Lender shall make the Net Proceeds available for the Restoration subject to the conditions of and in accordance with the provisions of this Section 8.4. The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 8.1(a)(i), (iv), (vi) and (viii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.
(i)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    no later than the date the insurance described in Section 8.1(a)(iii) hereof expires or would expire, Tenants under Leases covering in the aggregate at least fifty percent (50%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be shall remain in full force and effect during and after the completion of the Restoration;
(C)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation or thirty (30) days after the adjustment of the Net Proceeds, whichever is later, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(D)    Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.1(a)(iii) above or funds provided by the Borrower;
(E)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2)  such time as may be required under applicable zoning law, ordinance, rule or regulation, or (3) the expiration of the insurance coverage referred to in Section 8.1(a)(iii) unless Borrower Principal agrees to make capital contributions to Borrower which are sufficient to make any payments to Lender pursuant to the terms hereof;
(F)    the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;
(G)    the Restoration is being done and is being completed by Borrower in an expeditious and diligent fashion and in substantial compliance with all applicable Legal Requirements;
(H)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the Improvements on the affected Individual Property;
(I)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and
(J)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Lender until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Notwithstanding the foregoing, Insurance Proceeds from the Policies required to be maintained by Borrower pursuant to Section 8.1(a)(iii) shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and Operating Expenses.
(iii)    All plans and specifications required in connection with a Restoration in excess of $500,000 shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $100,000 under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Restoration Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b)and that all approvals necessary for the re‑occupancy and use of the Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
(o)    Following the Securitization of the Loan, if, after a taking of any portion of the Property by a condemning authority, the ratio (the “LTV Ratio”) of the unpaid principal balance of the Loan to the value of the remaining Property (as determined by Lender using any commercially reasonable valuation method) is greater than one hundred twenty-five percent (125%), then Borrower’s right to receive Condemnation Proceeds or use the same toward Restoration under Sections 8.4(a) or (b) above shall be subject to the right of Lender, at its option, to retain and apply toward the payment of the principal balance of the Debt the least of the following amounts: (i) all Condemnation Proceeds, (ii) the fair market value of the such portion of the Property taken at the time of the taking, (iii) an amount such that the LTV Ratio following the taking is not greater than the LTV Ratio immediately prior to the taking. All Net Proceeds not required to be made available for the Restoration, returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii), or in the case of Condemnation Proceeds applied by Lender in accordance with this Section 8.4(c), may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate. If, pursuant to this Section 8.4, Lender shall receive and retain Net Proceeds, the Debt shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction thereof
(p)    In the event of foreclosure of the Mortgage, or other transfer of title to the Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.
ARTICLE 9
RESERVE FUNDS
Section 9.1.    Required Repairs
(a)    Borrower shall make the repairs and improvements to the Property set forth on Schedule I (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs in a good and workmanlike manner within such time frame for completion specifically set forth on Schedule I.
Section 9.2.    Replacements
(d)    On an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep the Property in good order and repair and in a good marketable condition or prevent deterioration of the Property, including, but not limited to, those repairs, replacements and improvements more particularly described in the Property Condition Report prepared in connection with the closing of the Loan (collectively, the “Replacements”). Borrower shall complete all Replacements in a good and workmanlike manner as soon as commercially reasonable after commencing to make each such Replacement.
(e)    Upon the occurrence of a Replacement Reserve Deposit Period, Borrower shall establish an Eligible Account with Lender or Lender’s agent to fund the Replacements (the “Replacement Reserve Account”). On each Scheduled Payment Date during the continuance of a Replacement Reserve Deposit Period Borrower shall deposit $14,989.51 (the “Replacement Reserve Monthly Deposit”, such amount based on $50 per mobile home site), into the Replacement Reserve Account until the amount held in the Replacement Reserve Account is equal to $350,000.00. If, on any Scheduled Payment Date during the continuance of a Replacement Reserve Deposit Period the amount held in the Replacement Reserve Account is less than $350,000.00, Borrower shall deposit the Replacement Reserve Monthly Deposit into the Replacement Reserve Account. Amounts so deposited shall hereinafter be referred to as “Replacement Reserve Funds.” Provided no Event of Default is continuing, upon the termination of any Replacement Reserve Deposit Period, any amounts held in the Replacement Reserve Account shall be disbursed to Borrower at Borrower’s direction.
Section 9.3.    Intentionally Omitted
Section 9.4.    Required Work
Borrower shall diligently pursue all Replacements (collectively, the “Required Work”) to completion in accordance with the following requirements:
(f)    Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $100,000, which approval shall not be unreasonably withheld, conditioned or delayed. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.
(g)    In the event Lender determines in its reasonable discretion that any Required Work is not being or has not been performed in a workmanlike or timely manner (consistent with the time deadlines provided herein), upon written notice to Borrower and Borrower’s failure to commence performance thereof within thirty (30) days, weather permitting, Lender shall have the option to withhold disbursement for such unsatisfactory Required Work and to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the Replacement Reserve Funds toward the labor and materials necessary to complete such Required Work, and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.
(h)    During the continuance of an Event of Default, in order to facilitate Lender’s completion of the Required Work, effective only when Lender has the right to exercise its rights under Section 9.4(b), Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose, and subject to the limitations contained in the first sentence of this Section 9.4(c), Borrower constitutes and appoints Lender its true and lawful attorney‑in‑fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney‑in‑fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work permitted per Section 9.4(b) of this Agreement; (ii) to make such additions, changes and corrections to the Required Work as shall be necessary or desirable to complete the Required Work; (iii) to employ or retain such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes at commercially reasonable prices to the extent such work is not being performed by contractors or subcontractors retained by Borrower; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Section 9.4.
(i)    Nothing in this Section 9.4 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(j)    Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.4 to enter onto the Property upon reasonable advance notice during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at the Property, and to complete any Required Work made pursuant to this Section 9.4. Borrower shall cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.4 or the completion of Required Work pursuant to this Section 9.4.
(k)    Lender may, to the extent any Required Work exceeding $100,000 would reasonably require an inspection of the Property, inspect the Property at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(l)    The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances).
(m)    Before each disbursement of the Reserve Funds in excess of $100,000, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the Individual Property since the date of recordation of the Mortgage and that title to the Individual Property is free and clear of all Liens (except for Permitted Encumbrances).
(n)    All Required Work shall comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(o)    Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and remains uncured.
Section 9.5.    Release of Reserve Funds
(a)    Upon written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower amounts from the Replacement Reserve Account to the extent necessary to pay for or reimburse Borrower for the actual costs of any approved

Replacements. Notwithstanding the preceding sentence, in no event shall Lender be required to (i) disburse funds from any of the Reserve Accounts if an Event of Default exists, or (ii) disburse funds from the Replacement Reserve Account to reimburse Borrower for the costs of routine repairs or maintenance to the Property.
(b)    With each request for disbursement, Borrower shall certify in writing to Lender that all Required Work has been performed in accordance with all Legal Requirements and that all such Required Work has been completed lien free and paid for in full or will be completed lien free and paid for in full upon disbursement of the requested funds. In addition, each request for disbursement in excess of $25,000 shall be on a form provided or approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided, (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made, (iii) if requested by Lender, conditional lien waivers from each contractor, supplier, materialman, mechanic or subcontractor with respect to the completion of its work or delivery of its materials, to the extent the cost of such work exceeds $100,000. Except as provided in Section 9.5(d), each request for disbursement shall be made only after completion of the Replacement (or the portion thereof completed in accordance with Section 9.5(d)) for which disbursement is requested. Borrower shall provide Lender evidence satisfactory to Lender in its reasonable judgment of such completion or performance.
(c)    Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request.
(d)    If (i) the cost of any item of Required Work exceeds $100,000, (ii) the contractor performing such Required Work requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments (provided, Lender shall not be entitled to approve the contract if Lender has already approved such contract pursuant to the provisions of Section 9.4(a)), a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, and (D) in the case of a Replacement, funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required.
(e)    Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.
(f)    Intentionally Omitted.
(g)    In the event any Borrower requests a disbursement from the Replacement Reserve Account to pay for or to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Replacements specified in the Property Condition Report prepared in connection with the closing of the Loan (an “Additional Replacement”), Borrower shall disclose in writing to Lender the reason why funds in the Replacement Reserve Account should be used to pay for such Additional Replacement. If Lender determines that (i) such Additional Replacement is of the type intended to be covered by the Replacement Reserve Account, (ii) costs for such Additional Replacement are reasonable, (iii) the funds in the Replacement Reserve Account are sufficient to pay for such Additional Replacement and all other Replacements for the Property specified in the Property Condition Report, and (iv) all other conditions for disbursement under this Agreement have been met, Lender may disburse funds from the Replacement Reserve Account.
(h)    Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.
(i)    If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its sole discretion shall return any excess to Borrower, unless Borrower is required to make future payments to the Reserve Account, in which case Lender may credit such excess against future payments to be made to that Reserve Account. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.
(j)    The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
(k)    Intentionally Omitted.
(l)    Upon payment in full of the Debt, all amounts remaining on deposit, if any, in the Replacement Reserve Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto.
Section 9.6.    Tax and Insurance Reserve Funds
Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance

Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the date hereof $201,717.18 ($65,629.50 for the Individual Property known as Cobus Green, $72,489.90 for the Individual Property known as Rainbow Resort and $63,597.79 for the Individual Property known as Tampa East Resort), which amount, when added to the required monthly deposits set forth in the next sentence, is sufficient to make the payments of Taxes and Insurance Premiums as required herein. Borrower shall deposit into the Tax and Insurance Reserve Account on each Scheduled Payment Date (a) one‑twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non‑payment thereof, and (b) except to the extent Lender has waived in writing the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one‑twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall return any excess to Borrower or, if given written instructions by Borrower, credit such excess against future payments to be made to the Tax and Insurance Reserve Account. In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the Property. Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned to Borrower or the person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall provide written notice to Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after written notice from Lender to Borrower requesting payment thereof. Lender hereby acknowledges that the monthly deposits for the payment of Insurance Premiums is hereby waived, provided that the blanket insurance Policy in place as of closing remains in effect.
Section 9.7.    Excess Cash; Operating Expenses; Extraordinary Expenses
(e)    Upon the occurrence of a Cash Sweep Period, Borrower shall establish an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit all Excess Cash on each Scheduled Payment Date (the “Excess Cash Reserve Account”) to be held by Lender as additional security for the Loan, provided that such deposits shall only be made during the continuation of a Cash Sweep Period. Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds.” Provided no Event of Default has occurred and is continuing, all sums on deposit in the Excess Cash Reserve Account shall be disbursed to Borrower’s Account upon the earlier to occur of (i) payment in full of the Debt, or (ii) the discontinuation of a Cash Sweep Period, or (iii) otherwise in accordance with Section 9.7(b) below.
(f)    During the continuation of a Cash Sweep Period, Borrower shall submit to Lender not later than the twentieth (20th) day of each calendar month, a statement certified by Borrower in the form required by Lender (i) setting forth those Operating Expenses and Extraordinary Expenses (together with a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Lender) to be paid by Borrower during the following calendar month, and (ii) identifying any Operating Expenses or Extraordinary Expenses are more than sixty (60) days past due. Together with each such request, Borrower shall furnish Lender with bills and all other documents necessary for the payment of the Operating Expenses and/or Extraordinary Expenses which are the subject of such request. Only those Operating Expenses which are consistent with the Annual Budget, together with such amounts as necessary to cover reasonable monthly shortfalls in Operating Expenses, as well as those Operating Expenses and Extraordinary Expenses otherwise approved by Lender in writing in its reasonable discretion, shall be approved for payment and shall be disbursed to the Borrower’s Account on the next Scheduled Payment Date.
Section 9.8.    Reserve Funds Generally
(b)    No earnings or interest on the Reserve Funds shall be payable to Borrower. Neither Lender nor any loan servicer that at any time holds or maintains the Reserve Accounts shall have any obligation to keep or maintain such Reserve Accounts or any funds deposited therein in interest‑bearing accounts. If Lender or any such loan servicer elects in its sole and absolute discretion to keep or maintain any Reserve Account or any funds deposited therein in an interest‑bearing account, (i) such funds shall not be invested except in Permitted Investments, and (ii) all interest earned or accrued thereon shall be for the account of and be retained by Lender or such loan servicer.
(c)    Borrower grants to Lender a first‑priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.8 are intended to give Lender or any subsequent holder of the Loan “control” of the Reserve Accounts within the meaning of the UCC.
(d)    The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the

Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.
(e)    Lender shall furnish or cause to be furnished to Borrower, without charge, a quarterly accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.
(f)    As long as no Event of Default has occurred, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre‑authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.
(g)    If any Event of Default occurs, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. Upon the occurrence of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, upon any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.
(h)    The Reserve Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Lender. Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender or its loan servicer, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning the Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.
(i)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.8, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(j)    Borrower will maintain the security interest created by this Section 9.8 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.
(k)    Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Account’s has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct.
(l)    Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Reserve Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds, or for any diminution in value thereof, by reason of the act or omission of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct or intentional nonperformance by Lender of its obligations under this Agreement.

ARTICLE 10
CASH MANAGEMENT
Section 10.1.    Lockbox Account and Cash Management Account
(f)    Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, pursuant to the Lockbox Agreement, a non‑interest bearing Eligible Account into which Borrower shall deposit or cause to be deposited, all Rents and other revenue from the Property (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Lockbox Account”). In the event Lockbox Bank ceases to qualify as an Eligible Institution, Borrower shall cooperate with Lender in designating a successor financial institution that meets such qualifications and is otherwise acceptable to Lender and transferring the Lockbox Account to such institution, each within thirty (30) days after request by Lender. In the event Borrower fails to do so, Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to designate a successor institution to serve as Lockbox Bank.
(g)    Borrower acknowledges and confirms that, pursuant to the Cash Management Agreement, a non‑interest bearing Eligible Account into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 10.2(b) hereof (such account, the sub‑accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Cash Management Account”) shall be established.
(h)    The Lockbox Account and Cash Management Account shall each be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes.
(i)    The Lockbox Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower nor any other party claiming on behalf of, or through, Borrower or any Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.
Section 10.2.    Deposits and Withdrawals
(q)    Borrower represents, warrants and covenants that:
(i)    Borrower shall notify and advise the Manager under each Community Operations Agreement to deposit all Rents or any other item payable by Tenants under Leases directly to the Lockbox Account or a post office address maintained by Lockbox Bank for processing deposits to the Lockbox Account, as applicable, pursuant to an instruction letter in the form of Exhibit B attached hereto (a “Manager Direction Letter”). If Borrower fails to provide any such notice (and without prejudice to Lender’s rights with respect to such default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver a Manager Direction Letter;
(ii)    Borrower shall, and shall cause any Manager to, collect all payments due under open accounts with Borrower or any Manager with respect to the Property or with whom Borrower or any Manager does business on an “accounts receivable” basis with respect to the Property and deposit such all payments due under such accounts to the Lockbox. Neither Borrower nor any Manager shall direct any such Person to make payments due under such accounts in any other manner;
(iii)    All Rents or other income from the Property shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower or any Manager before deposit into the Lockbox Account, and (C) be deposited in the Lockbox Account within three (3) Business Days of receipt;
(iv)    Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, Borrower shall not terminate, amend, revoke or modify any Manager Direction Letter in any manner whatsoever or direct or cause Manager to deposit any amount in any manner other than as provided in the related Manager Direction Letter; and
(v)    So long as any portion of the Debt remains outstanding, neither Borrower, any Manager nor any other Person shall open or maintain any accounts other than the Lockbox Account into which revenues from the ownership and operation of the Property are deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.
(r)    During the continuance of a Cash Sweep Period, Borrower hereby irrevocably authorizes Lender to instruct Lockbox Bank (and to provide Borrower with a copy of such notice/instruction) to transfer, or cause to be transferred, on each Business Day by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Lender of immediately available funds, all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) to the Cash Management Account to be held until disbursed pursuant to the terms of the Cash Management Agreement. Pursuant to the Lockbox Agreement, Lender shall provide Lockbox Bank with notice of any discontinuance of a Cash Sweep Period. Provided no Event of Default shall have occurred and be continuing and no Cash Sweep Period shall be in effect, then Lender shall instruct Lockbox Bank to transfer, or cause to be transferred, on each Business Day by wire transfer or other method mutually agreeable to Lockbox Bank and Borrower of immediately available funds, all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) to Borrower’s Account.

(s)    Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds which may be necessary to pay all amounts due from time to time under the Loan Documents, irrespective of whether Borrower has received any account statement, notice or demand from Lender or Lender’s servicer.
(t)    If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Lockbox Account and Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.
Section 10.3.    Security Interest
(p)    To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first‑priority perfected security interest in the Lockbox Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Lockbox Account is located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Lockbox Account against the claims and demands of all Persons whomsoever. The security interest created hereby shall remain in full force and effect until payment in full of the Debt. Upon payment in full of the Debt, this security interest shall terminate without further notice from any party and Lender shall executed such instruments and documents as may be reasonably requested by Borrower to evidence such termination.
(q)    Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Lockbox Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.
(r)    Upon the occurrence of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Lockbox

Account. Without limitation of the foregoing, upon any Event of Default, Lender may use the Lockbox Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Lockbox Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Lockbox Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.
(s)    Notwithstanding anything to the contrary contained herein, for purposes of this Article 10 only, (i) “Business Day” shall mean a day on which Lender and Lockbox Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender, and at the office in the city where the Lockbox Account is maintained, with respect to Lockbox Bank (in both instances, excluding Saturdays and Sundays), and (ii) with regard to issues of perfection and priority of security interests granted hereunder, for purposes of the UCC, the State of New York shall be deemed to be the Lockbox Bank’s jurisdiction (within the meaning of Section 9-304(b) and Section 8-110(a) of the UCC).
ARTICLE 11
EVENTS OF DEFAULT; REMEDIES
Section 11.1.    Event of Default
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(u)    if any portion of the Debt is not paid prior to the fifth (5th) day following the date the same is due or if the entire Debt is not paid on or before the Maturity Date;
(v)    except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid in accordance with the terms hereof, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner by Borrower or any Affiliate of Borrower;

(w)    if (i) the Policies are not kept in full force and effect, (ii) the Acord 28 (or similar) certificate is not delivered to Lender in accordance with Section 8.1 or (iii) certified copies of the Policies are not delivered to Lender upon request, provided such copies are available;
(x)    if Borrower breaches any covenant with respect to itself or any SPE Component Entity (if any) contained in Article 6 or any covenant contained in Article 7 hereof (unless, with respect to the covenants set forth in Article 6 only, such breach is (i) immaterial, (ii) capable of cure and (iii) cured within thirty (30) days after the occurrence of such breach);
(y)    if any representation or warranty of Borrower, Borrower Principal, any SPE Component Entity, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;
(z)    if (i) Borrower, or any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(aa)    if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property, whether it be superior or junior in lien to the Mortgage;
(bb)    if the Property or any portion thereof becomes subject to any mechanic’s, materialman’s or other Lien in excess of $500,000 other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days;
(cc)    if any federal tax lien in excess of $500,000 is filed against Borrower, any member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any), or the Property or any portion thereof and same is not discharged of record within sixty (60) days after same is filed;
(dd)    if a judgment is filed against the Borrower in excess of the lesser of (x) ten percent (10%) of the principal amount of the Loan and (y) $500,000 which is not vacated or discharged or bonded over within sixty (60) days unless the claim(s) set forth in the judgment is covered by insurance;
(ee)    if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;
(ff)    to the extent any such action or failure to act shall result in a Material Adverse Effect, if Borrower shall permit any event within its control to occur that would cause any material REA to terminate without notice or action by any party thereto or would entitle any party to terminate any material REA and the term thereof by giving notice to Borrower; or any material REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such material REA; or any term of any material REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any material REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such material REA except as provided for in such material REA;
(gg)    if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents not covered in the foregoing clauses of this Section 11.1 for more than ten (10) days after written notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice from Lender in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days; or
(hh)    if Borrower breaches in any material respect any covenant contained in Section 10.2 hereof and such breach continues for five (5) Business Days after written notice from Lender;
(ii)    if any of the assumptions contained in any opinion relating to issues of substantive consolidation delivered to the Lender in connection with the Loan, or in any other opinion relating to substantive consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect.
Section 11.2.    Remedies
(t)    Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity (subject to the terms of Article 15 below); and upon any Event of Default described in Section 11.1(f) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
(u)    Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time (subject to the terms of Article 15 below), whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.
ARTICLE 12
ENVIRONMENTAL PROVISIONS
Section 12.1.    Environmental Representations and Warranties
Borrower represents and warrants, based upon, and except as otherwise disclosed or described in an Environmental Report of the Property (unless Borrower has actual knowledge that such information disclosed in an Environmental Report is inaccurate in any material respect) and information that Borrower knows that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Property for the purposes set forth herein; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from the Property; (c) there is no threat of any Release of Hazardous Materials migrating to the Property except as described in the Environmental Report; (d) there is no past or present material non‑compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property; (e) Borrower does not know of, and has not received, any written notice or other communication from any Person relating to Hazardous Materials in, on, under or from the Property which would constitute a violation of any Environmental Law; (f) the Property is free of Mold; and (g) to the extent not included in the Environmental Report prepared for Lender in connection with the Loan, Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of or the presence of Mold at the Property.
Section 12.2.    Environmental Covenants
Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of the Property that is controlled by Borrower as of the date hereof: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all present and future Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from the Property in violation of any present and future Environmental Law caused by Borrower, its agents or employees; (c) it shall take or permit no action resulting in Hazardous Materials in, on, or under the Property, except those that are both (i) in compliance with all present and future Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing or (C) with respect to Mold, not in a condition, location, or of a type which may pose a risk to human health or safety or the environment or which may result in damage to or would adversely affect or impair the value or marketability of the Property; (d) Borrower shall keep the Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall keep the Property free of Mold; (h) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate responses required (including, but not limited to, remediation of) and/or permitted to any Hazardous Materials in, on, under or from the Property; and (ii) comply with any present and future Environmental Law; (i) Borrower shall not allow any tenant or other user of the Property to violate any present and future Environmental Law; and (j) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non‑compliance with any present and future Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien against the Property; (D) any required or proposed remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.
Section 12.3.    Lender’s Rights
Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times and upon reasonable advance notice to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing subject to Borrower’s reasonable requirements and regulations regarding access to the Property. Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.
Section 12.4.    Operations and Maintenance
If recommended by the Environmental Report or any other environmental assessment or audit of the Property, Borrower shall establish and comply with an operations and maintenance program with respect to the Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos‑containing material or lead based paint or Mold that may now or in the future be detected at or on the Property. Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of the Property by consultants specified by Lender, (d) access to the Property by Lender, its agents or servicer, to review and assess the environmental condition of the Property and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.
Section 12.5.    Environmental Definitions
“Environmental Law” means any present federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or the Property and relate to Hazardous Materials or protection of the environment. “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person.

“Environmental Report” means the written reports resulting from the environmental site assessments of the Property delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead‑based paint; asbestos or asbestos‑containing materials in any form that is or could become friable; underground or above‑ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in the Property, including, without limitation, building materials which is in a condition, location or a type which pose a risk to human health or safety or the environment, results in damage to or would adversely affect or impair the value or marketability of the Property. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
Section 12.6.    Indemnification
(d)    Borrower and Borrower Principal covenant and agree at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any presence of any Hazardous Materials in, on, above, or under the Property in violation of any Environmental Law; (ii) any past, present or threatened Release of Hazardous Materials in, on, above, under or from the Property in violation of any Environmental Law; (iii) any activity by Borrower, any Person affiliated with Borrower, and any Tenant in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Materials at any time located in, under, on or above the Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above the Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action in each case in violation of any Environmental Law; (iv) any past, present or threatened non‑compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower, and any Tenant to comply with any order of any Governmental Authority in connection with any Environmental Laws; (v) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (vi) any acts of Borrower, any person or entity affiliated with Borrower, and any Tenant in (A) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (B) accepting any

Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation; and (vii) any material or intentional misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement relating to environmental matters.
(e)    Upon written request by any Indemnified Party, Borrower and Borrower Principal shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, provided, with respect to such resolution, Lender agrees to obtain Borrower’s prior written approval (it being acknowledged and agreed that Borrower shall not unreasonably withhold, condition of delay its approval and any rejection of proposed resolution shall set forth the reasons for the same in reasonable detail); provided, however, so long as there is not a conflict of interest between any Indemnified Party and Borrower, as determined by an Indemnified Party, no Indemnified Party shall engage additional attorneys nor other professionals. Upon demand, Borrower and Borrower Principal shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
(f)    Notwithstanding the foregoing, neither Borrower nor Borrower Principal shall have any liability to defend, indemnify, release or hold harmless for any Losses imposed upon or incurred by or asserted against any Indemnified Parties and described in subsection (a) above to the extent that Borrower and/or Borrower Principal can conclusively prove that such Losses were caused solely by actions, conditions or events that occurred after the date that Borrower was no longer in possession or control of the Property, whether due to foreclosure, deed in lieu of foreclosure or the appointment of a receiver and that such Losses were not caused by the direct or indirect actions of Borrower, Borrower Principal, or any partner, member, principal, officer, director, trustee or manager of Borrower or Borrower Principal or any employee, agent, contractor or Affiliate of Borrower or Borrower Principal or (ii) by the gross negligence or intentional misconduct of any of the Indemnified Parties. The obligations and liabilities of Borrower and Borrower Principal under this Section 12.6 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage, except that, upon payment in full of the Loan, Borrower and Borrower Principal shall be released from liability under this Section 12.6 upon (i) delivery to Lender of an environmental report indicating that the Property is in compliance with all Environmental Laws and otherwise in form and substance and from an environmental consultant acceptable to Lender and dated no earlier than the date on which the Loan is paid in full or (ii) the date that is two (2) years after the payment in full of the Loan.
ARTICLE 13
SECONDARY MARKET

Section 13.1.    Transfer of Loan
Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass‑through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).
Section 13.2.    Delegation of Servicing
At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.
Section 13.3.    Dissemination of Information
Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Borrower Principal, any SPE Component Entity (if any) and the Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.
Section 13.4.    Cooperation
Borrower and Borrower Principal agree to cooperate with Lender in connection with any sale or transfer of the Loan or any Participation and/or Securities created pursuant to this Article 13, including, without limitation, the delivery of an estoppel certificate required in accordance with Section 5.12(a) and such other documents as may be reasonably requested by Lender. Borrower shall also furnish and Borrower and Borrower Principal consent to Lender furnishing to such Investors or such prospective Investors or such Rating Agency and any and all information concerning the Property, the Leases, the financial condition of Borrower or Borrower Principal as may be requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale or transfer of the Loan or any Participations or Securities. At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower and Borrower Principal shall use reasonable efforts to provide information not in the possession of the holder of the Note relating to the Property, the Leases, the financial condition of Borrower or Borrower Principal in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, to:

(m)    provide updated financial, budget and other information with respect to the Property, Borrower and Borrower Principal and, at the sole cost and expense of Lender, provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Property obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;
(n)    make changes to the organizational documents of Borrower, any SPE Component Entity and their respective principals which are consistent with the provisions of Article 6;
(o)    at Borrower’s expense, cause counsel to render or update existing opinion letters as to enforceability and non‑consolidation, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;
(p)    permit site inspections, appraisals, market studies and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;
(q)    make the representations and warranties with respect to the Property, Borrower, Borrower Principal and the Loan Documents as are made in the Loan Documents;
(r)    execute such amendments to the Loan Documents as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a bifurcation of the Loan which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon (exclusive of amortization) of the original Note throughout the entire term of the Loan, or (ii)  in the reasonable judgment of Borrower, modify or amend any other material economic term of the Loan, or (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities under the Loan Documents;
(s)    deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower certifying as to the accuracy in all material respects, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate in all material respects as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(t)    have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors; and
(u)    cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies; and
(v)    supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulations S‑X and AB of the federal securities laws, if applicable.
Except as set forth in clause (a) above, all reasonable third party costs and expenses incurred by Borrower or Lender in connection with Borrower’s complying with requests made under this Section 13.4 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower; provided, however, that Borrower’s obligation for Lender’s expenses hereunder shall not exceed $10,000.
In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each of the Rating Agencies with respect to the ratings on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all of the reasonable costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.
Section 13.5.    Securitization
(g)    Borrower and Borrower Principal understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Borrower Principal will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects solely with respect to the Borrower, Borrower Principal, Property, and Manager, subject to the terms and conditions contained in Section 13.4.
(h)    Borrower and Borrower Principal agree to provide in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower and Borrower Principal have carefully examined only specific sections (which such sections shall be specifically identified) of any memorandum or prospectus describing or disclosing the Provided Information (which specific sections shall be provided by Lender) which shall only relate to Borrower, Borrower Principal, any Manager, their Affiliates, the Loan, the Loan Documents and the Property, and that, to the best of Borrower’s knowledge, such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, Borrower shall not make any representations or warranties concerning the truth, accuracy or completeness of any information or reports prepared by a third party, unless Borrower has actual knowledge that any information or reports prepared by a third party is untrue, inaccurate or incomplete in any material respect, (B) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise solely out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections reviewed by Borrower or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not materially misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise solely out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Borrower Principal in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Borrower Principal, operating statements and rent rolls with respect to the Property and, to the extent made in reliance on information provided by or on behalf of Borrower or Borrower Principal, environmental site assessment reports and Property condition reports with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower and Borrower Principal may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Borrower Principal or their Affiliates if Borrower or Borrower Principal do not provide the indemnification certificate so long as Lender provides Borrower with the disclosure thereof and prospectus as set forth in this Section 13.5(b).
(i)    In connection with the initial filings under the Exchange Act in connection with a Securitization of the Loan, Borrower and Borrower Principal agree to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based solely upon the omission or alleged omission to state in the Provided Information delivered to Lender prior to the Securitization a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities; provided that in the event that such filings under the Exchange Act contain information in a form not previously reviewed by Borrower, then Lender shall provide Borrower with a copy of such filings for its approval of the content thereof prior to submitting the same.
(j)    Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, so long as there is not a conflict of interest between the indemnifying party and any indemnified party or parties, as reasonably determined by counsel to such indemnified party or parties, the indemnified party or parties shall not engage additional counsel to assume such defense on behalf of the related indemnifying party. After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, and that there is a conflict of interest between the indemnified party or parties and the indemnifying party, as reasonably determined by counsel to such indemnified party or parties, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
(k)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Borrower Principal’s relative actual knowledge and access to information and due diligence concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender, Borrower and Borrower Principal hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(l)    Borrower and Borrower Principal shall indemnify the Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender and each of its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses solely arise out of or are directly based upon any untrue statement or alleged untrue statement of any material fact provided by or on behalf of the Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not materially misleading.
(m)    The liabilities and obligations of Borrower and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt. The liabilities and obligations of Borrower Principal under this Section 13.5 and any certificate provided pursuant to the terms hereof shall only survive until July 31, 2016 and then shall terminate and be of no further force and effect with respect to any matters for which written claims have not been made against Borrower Principal prior to July 31, 2016.
Section 13.6.    Regulation AB Information
(f)    If, at the time one or more Disclosure Documents are being prepared for a securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Property alone or the Property and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined in Item 1101(k) of Regulation AB), to the Property (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a securitization with the Loan (a “Related Loan”), as of the cut‑off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut‑off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut‑off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut‑off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy‑five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the securitization (an “Exchange Act Filing”) is not required.
(g)    If requested by Lender, Borrower shall furnish, or shall cause the applicable tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB for any tenant of any Property if, in connection with a securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor; provided, however, that in the event the related lease does not require the related tenant to provide the foregoing information, Borrower shall use commercially reasonable efforts to cause the applicable tenant to furnish such information.
Section 13.7.    Rating Surveillance
Borrower will retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization. Such rating surveillance will be at the expense of Borrower in an amount determined by Lender in its reasonable discretion prior to the occurrence of a Securitization and such expense will be paid at the closing of the Securitization.
Section 13.8.    New Mezzanine Loan
Lender, without in any way limiting Lender’s other rights hereunder, shall have the right, in its sole and absolute discretion, at any time to require Borrower to restructure a portion of the Loan and create a mezzanine loan (the “New Mezzanine Loan”) to the owners of the direct equity interests in Borrower which shall be secured by a pledge of such direct equity interests, and for which different interest rates and debt service payments may be established for the Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (a) (i) the total amounts of the Loan and the New Mezzanine Loan shall equal the amount of the Loan immediately prior to the restructuring, (ii) the weighted average interest rate of the Loan and the New Mezzanine Loan (exclusive of amortization), shall until the occurrence of an Event of Default equal the Note Rate and (iii) the debt service payments on the Loan and the New Mezzanine Loan shall until the occurrence of an Event of Default equal the Monthly Payment Amount; and provided further that any such restructuring carried out after the closing of the Loan shall be at Lender’s sole cost and expense, including Borrower’s reasonable legal fees. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and create the New Mezzanine Loan and shall (A) execute and deliver such documents including, without limitation, in the case of the New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in the case of each of (A), (B) and (C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any such Rating Agency, including the severance of this Agreement, the Mortgage and other Loan Documents if requested. In the event Borrower fails to execute and deliver such documents to Lender within forty-five (45) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 13.8 after the expiration of forty-five (45) Business Days after notice thereof.
ARTICLE 14
INDEMNIFICATIONS
Section 14.1.    General Indemnification
Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements as set forth herein; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the performance of the Required Work or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder (i) to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender and (ii) with respect to any Indemnified Liability (A) not caused by Borrower and (B) first arising after the date Borrower is no longer in possession or control of the Property whether due to foreclosure, deed in lieu of foreclosure or the appointment of a receiver. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
Section 14.2.    Mortgage and Intangible Tax Indemnification
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.
Section 14.3.    ERISA Indemnification
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.
Section 14.4.    Survival
The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.
ARTICLE 15
EXCULPATION
Section 15.1.    Exculpation
(g)    Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to pay, perform and/or observe the obligations contained herein, in the Note, or in the other Loan Documents by any action or proceeding against Borrower wherein a money judgment shall be sought against Borrower, the members/parties of Borrower or Borrower Principal or its respective members, partners, shareholders, officers, or directors (the “Exculpated Parties”), except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding against Borrower to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in Sections 15.1(b) and (c) sue for, seek or demand any deficiency judgment against the Exculpated Parties in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgage or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgage; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Section 12.6 and Article 14 of this Agreement) made in connection with this Agreement, the Note, the Mortgage and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vi) impair the right of Lender to obtain a deficiency judgment against Borrower or other judgment on the Note against Borrower if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.
(h)    Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower and Borrower Principal shall be personally liable to Lender on a joint and several basis for Losses actually incurred due to:
(i)    fraud, material intentional misrepresentation, gross negligence or willful misconduct by Borrower, Borrower Principal or any other Affiliate of Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Mortgage, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;
(ii)    Borrower’s, Borrower Principal’s or any of their Affiliates’ misapplication or misappropriation of Rents received by Borrower, to the extent Borrower or any Affiliate has the ability to control the distribution or application thereof, after the occurrence of an Event of Default;
(iii)    Borrower’s, Borrower Principal’s or any of their Affiliates’ misapplication or misappropriation of tenant security deposits or Rents collected in advance, to the extent Borrower or any Affiliate has the ability to control the distribution or application thereof;

(iv)    Borrower’s, Borrower Principal’s or any of their Affiliates’ misapplication or the misappropriation of Insurance Proceeds or Awards, to the extent Borrower or any Affiliate has the ability to control the distribution or application thereof;
(v)    while Borrower is in possession or control of any Individual Property, Borrower’s failure to pay Taxes or Other Charges with respect to each Individual Property (except to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof (whether or not used by Lender for such purpose) or (B) the Property is not generating sufficient proceeds to pay such Taxes or Other Charges;
(vi)    intentionally reserved;
(vii)    any act of actual physical waste or arson by Borrower, any principal, Affiliate, member or general partner thereof or by Borrower Principal, any principal, Affiliate, member or general partner thereof;
(viii)    Borrower’s failure following any Event of Default to deliver to Lender upon demand all Rents collected by Borrower after such Event of Default and books and records relating to the Property;
(ix)    Borrower’s withdrawal following an Event of Default of any amounts from any Borrower’s Account, except as directed by Lender;
(x)    Borrower’s failure to complete the Required Repairs within the time frames set forth in Section 9.1 hereof;
(xi)    Borrower’s setting forth of any defense, other than asserting a default by Lender under the Loan Documents, to a proceeding instituted by Lender (whether judicial or otherwise) for the foreclosure of the Mortgage following an Event of Default caused by Borrower’s failure to timely pay the Monthly Payment Amount or the Debt due on the Maturity Date, provided that Borrower or Borrower Principal shall not be precluded from setting forth any defense with respect to any enforcement of their respective obligations under this Section 15.1;
(xii)    Intentionally deleted;
(xiii)    the breach of any representation, warranty, covenant or indemnification set forth in Article 12 hereof or in any other Loan Document concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in any document;
(xiv)    of a breach by Borrower, Borrower Principal or any SPE Component Entity (if any) of any of the covenants set forth in Article 6 hereof, to the extent that such breach caused actual loss and is (A) material and (B) is not cured within thirty (30) days of the earlier to occur of written notice from Lender or Borrower’s knowledge of such breach; or
(xv)    the Alpine Zoning Violations and the Rainbow Zoning Violations.
(i)    Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower and Borrower Principal on a joint and several basis in the event (i) of a breach by Borrower, Borrower Principal or any SPE Component Entity (if any) of any of the covenants set forth in Article 6 hereof, to the extent that such breach results in the substantive consolidation of the assets and liabilities of Borrower with SCI or SCOLP or any Affiliate of SCI or SCOLP (excluding however any consolidation of the assets and liabilities of any one Borrower with any other Borrower hereunder), (ii) of a breach of any of the covenants set forth in Article 7 hereof, (iii) the Property or any part thereof shall become an asset in a voluntary bankruptcy or insolvency proceeding of Borrower, (iv) Borrower, Borrower Principal or any Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Borrower Principal files, or joins in the filing of, an involuntary petition against Borrower under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v)  Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (vii) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien encumbering the Property, if such consent is required by the Loan Documents.
(j)    Notwithstanding the foregoing, Borrower Principal hereby guarantees the payment, performance and completion of Borrower’s obligations pursuant to Section 9.2(a) hereof.
(k)    Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgage or the other Loan Documents.
(l)    Subject to the terms of Section 12.6, upon payment in full of the Loan, Borrower Principal shall be relieved of its obligations under this Article 15.
ARTICLE 16
NOTICES
Section 16.1.    Notices

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:
Bank of America, N.A.
c/o Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attn: Servicing Manager
Telephone No: (866) 531-0957
Facsimile No.: (704) 317-4501

With a copy to:	Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: James P. Carroll, Esq. Telephone No.: (704) 348-5100 Facsimile No.: (704) 348-5200

If to Borrower:
c/o Sun Communities, Inc.
The American Center
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Attention: Anjali Shah/SVP Finance and Gary Shiffman
Telephone No.: (248) 208-2500
Facsimile No.: (248) 208-2641

With a copy to:	Jaffe, Raitt, Heuer & Weiss 27777 Franklin Road, Suite 2500 Southfield, Michigan 48034 Attention: Arthur A. Weiss, Esq. Telephone No.: (248) 351-3000 Facsimile No.: (248) 351-3082
If to Borrower

Principal:	Sun Communities Operating Limited Partnership The American Center 2

7777 Franklin Road, Suite 200
Southfield, Michigan 48034
Attention: Anjali Shah/SVP Finance and Gary Shiffman
Telephone No.: (248) 208-2500
Facsimile No.: (248) 208-2641

With a copy to:	Jaffe, Raitt, Heuer & Weiss 27777 Franklin Road, Suite 2500 Southfield, Michigan 48034 Attention: Arthur A. Weiss, Esq. Telephone No.: (248) 351-3000 Facsimile No.: (248) 351-3082
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
ARTICLE 17
FURTHER ASSURANCES
Section 17.1.    Replacement Documents
Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of the Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note in the same form and substance as the Note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit and indemnity, which such form shall be reasonably acceptable to Borrower.
Section 17.2.    Recording of Mortgage, etc
Borrower forthwith upon the execution and delivery of the Mortgage and thereafter, from time to time, will cause the Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do. Lender agrees to reasonably cooperate, at Borrower’s expense, including the payment of Lender’s attorneys’ fees, with reasonable requests made by Borrower to assign this Agreement, or any of the other Loan Documents to a new lender in connection with a refinance of the Loan in order to minimize the tax obligations incurred by Borrower in connection with such refinance.
Section 17.3.    Further Acts, etc
Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements; provided, however, none of the foregoing shall materially increase the obligations or reduce the rights of Borrower hereunder. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.
Section 17.4.    Changes in Tax, Debt, Credit and Documentary Stamp Laws
(a)    If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any, upon thirty (30) day written notice. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred eighty (180) days to declare the Debt immediately due and payable without imposing any prepayment premium or charge thereon.

(b)    Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Mortgage or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred eighty (180) days, to declare the Debt immediately due and payable without imposing any prepayment premium or charge thereon.
If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
Section 17.5.    Expenses
Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements) reasonably incurred by Lender in accordance with this Agreement (all of which shall be deemed part of the Debt) in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (b) (intentionally omitted); (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender (except as expressly limited by the provisions of Section 13.4 hereof); (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work‑out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.
Section 17.6.    Cost of Enforcement.

In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post‑judgment action involved therein, together with all required service or use taxes, all of which shall be deemed part of the Debt. In addition, Borrower shall be responsible for any fees and expenses of any servicer and any third‑party fees and expenses, including, without limitation, special servicing fees, work‑out fees and attorneys fees and disbursements in connection with a prepayment, release of the Property, assumption or modification of the Loan, special servicing or work‑out of the Loan or enforcement of the Loan Documents.
ARTICLE 18
WAIVERS
Section 18.1.    Remedies Cumulative; Waivers
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise except as limited by Article 15 hereof. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 18.2.    Modification, Waiver in Writing
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 18.3.    Delay Not a Waiver
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 18.4.    Trial by Jury
BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.
Section 18.5.    Waiver of Notice
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 18.6.    Remedies of Borrower
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7.    Waiver of Marshalling of Assets
To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 18.8.    Waiver of Statute of Limitations
Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations (as defined in the Mortgage).
Section 18.9.    Waiver of Counterclaim
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents; provided, however, nothing in this Section shall prevent Borrower from, subject to the provisions of Section 18.6 above, asserting such claim or counterclaim in a separate action against Lender.
ARTICLE 19
GOVERNING LAW
Section 19.1.    Choice of Law
This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York, provided however, (a) that with respect to the creation, perfection, priority and enforcement of any Lien created by the Loan Documents, and the determination of deficiency judgments, the laws of the state where the Property is located shall apply, and (b) with respect to the security interest in each of the Reserve Accounts and the Lockbox Account and the Cash Management Account, the laws of the state where each such account is located shall apply.
Section 19.2.    Severability
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3.    Preferences
During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
ARTICLE 20
MISCELLANEOUS
Section 20.1.    Survival
This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 20.2.    Lender’s Discretion
Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive absent manifest error.
Section 20.3.    Headings
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 20.4.    Schedules Incorporated
The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.5.    Offsets, Counterclaims and Defenses
Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 20.6.    No Joint Venture or Partnership; No Third Party Beneficiaries
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy‑in‑common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Borrower Principal any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c)    The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.
(d)    Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
(e)    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.
Section 20.7.    Publicity
All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Notwithstanding the foregoing, so long as SCI’s shares remain publicly traded, the prior approval of Lender shall not be required for any public disclosures that are required by applicable legal requirements of SCI. Lender shall be permitted to make any news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower, Borrower Principal and their respective Affiliates without the approval of Borrower or any such Persons; provided, however, Lender agrees to consult with the timing of any such publicity if Lender reasonably believes that Lender’s disclosure of such information would have an effect on SCI’s compliance with the Securities Act. Except as provided in the following sentence or as may be required in connection with a Participation, Syndication or Securitization as provided in Article 13 hereof, Lender shall not publicly release information regarding Borrower or Borrower Principal that is not publicly available without the prior written consent of Borrower and Borrower Principal. Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.
Section 20.8.    Conflict; Construction of Documents; Reliance
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 20.9.    Duplicate Originals; Counterparts
This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.
Section 20.10.    Entire Agreement
This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

ASPEN-ALPINE PROJECT, LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

SUN COBUS GREEN, LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

ASPEN-COUNTRY PROJECT, LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

[Signatures continue on the following page]

SUN POOL 3 LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

SUN RAINBOW RV LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

SUN TAMPA EAST, LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

COUNTRY HILLS VILLAGE MOBILE
HOME PARK, LLC, a Michigan limited
liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

[Signatures continue on the following page]

DUTTON MILL VILLAGE, LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

SUN FOREST MEADOWS, LLC,
a Michigan limited liability company

By: Sun QRS Pool A, Inc., a Michigan corporation, its managing member

By: /s/ Karen J. Dearing
Its: Executive Vice President

[Signatures continue on the following page]

BORROWER PRINCIPAL:

Acknowledged and agreed to with respect to
its obligations set forth in Article IV,
Sections 5.11, 8.4, 12.6, 13.4, 13.5, 15.1,
18.1, 18.4, and 20.6(b) in this Agreement:

SUN COMMUNITIES OPERATING
LIMITED PARTNERSHIP, a Michigan
limited partnership

By: Sun Communities, Inc., a Maryland
corporation, its general partner

By: /s/ Karen J. Dearing
Its: Executive Vice President

[Signatures continue on the following page]

LENDER:

BANK OF AMERICA, N.A., a national
banking association

By: /s/ Lisa K. McGee
Title: Vice President

EXHIBIT A

SCHEDULE OF BORROWERS

ASPEN-ALPINE PROJECT, LLC
SUN COBUS GREEN LLC
ASPEN-COUNTRY PROJECT, LLC
SUN POOL 3 LLC
SUN RAINBOW RV LLC
SUN TAMPA EAST, LLC
COUNTRY HILLS VILLAGE MOBILE HOME PARK, LLC
DUTTON MILL VILLAGE, LLC
SUN FOREST MEADOWS LLC

EXHIBIT B

BORROWER EQUITY OWNERSHIP STRUCTUR

EXHIBIT C

DEBT SERVICE COVERAGE RATIO CALCULATION EXAMPLE

Category	Calculation	Source

Gross Potential Rent Income	Market Rent per Pad * # of Pads	Monthly Profit and Loss Statement

Less: Vacancy	Market Rent of Vacant Pads	Monthly Profit and Loss Statement

Total Written-off, Uncollected
Collection Loss	Rent	Monthly Profit and Loss Statement

Concessions/Other	Total Concessions	Monthly Profit and Loss Statement

GPR- Vacancy- Collection
Net Rental Income	Loss - Concessions/Other	Monthly Profit and Loss Statement

Annual Utility Reimbursements
Utility Income	Collected	Monthly Profit and Loss Statement

Fees associated with Pad Rental
Other Income	Income	Monthly Profit and Loss Statement

Total Other Income	Utility Income + Other Income	Monthly Profit and Loss Statement

Net Rental Income- Total
Effective Gross Income	Other Income	Monthly Profit and Loss Statement

Expenses:

Annual Real Estate Taxes
Real Estate Taxes	Accrued Monthly	Monthly Profit and Loss Statement

Annual Property Insurance -
Insurance	Accrued Monthly	Monthly Profit and Loss Statement

Utility Expenses	Monthly Utilities Expense	Monthly Profit and Loss Statement

Monthly Repairs and
Repairs and Maintenance	Maintenance Expense	Monthly Profit and Loss Statement

Management Fee	4% of Effective Gross Income	Calculated per Month

Payroll/ Employee Benefits	Monthly Payroll Expenses	Monthly Profit and Loss Statement

Monthly Advertising/Marketing
Advertising	Expense	Monthly Profit and Loss Statement

Sum of all Operating
Total Operating Expenses	Expenses	Monthly Profit and Loss Statement

Effective Gross- Total
Net Operating Income	Operating Expenses	Monthly Profit and Loss Statement

Replacement Reserves	$50 per Pad	Fixed Amount Per Statement

Net Operating Income -
Net Cash Flow	Replacement Reserves	Calculated per Loan Documents
Allocated Loan Amount *
Amortizing Loan Constant
Debt Service		Calculated per Loan Documents

DSCR	Net Cash Flow I Debt Service	Calculated per Loan Documents

SCHEDULE I

REQUIRED REPAIRS

(attached)

Immediate Reserves

Project Number: 20134241 Date: 11/27/2013

Project: Big Timber Lake Camping Resort
Address: 116 Swainton-Goshen Road
Cape May Court House, Township of Middle, Cape
May County, New Jersey 08210
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
No Immediate Reserves Are Recommended				$0.00
TOTAL COST:
				$0.00

Immediate Reserves

Project Number: 20133713 Date: 10/24/2013 Project: Cider Mill Village Address: 425 Cider Mill Middleville, Barry County, Michigan 49333
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
No Immediate Reserves Are Recommended				—
TOTAL COST:				$—

Immediate Reserves

Project Number: 20133715 Date: 10/24/2013

Project: Continental North
Address: 4250 North State Road
Davison, Genesee County, Michigan 48423
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS

ADA Parking	2	Each	$250	$500	Provide accessible parking at LMO building
TOTAL COST:				$500

Immediate Reserves

Project Number: 20133712 Date: 10/24/2013

Project: Byron Center
Address: 2680 84th Street
Byron Center, Kent County, Michigan 49315
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
Accessible Parking	l	Each	$250	$250	Provide van accessible parking at LMO building.Prov
Asphalt repairs	l	Lump Sum	$500	$500	Significant pothole near Maintenance building.
TOTAL COST:				$750

Immediate Reserves

Project Number: 20133726 Date: 10/24/2013
Project: Camelot Villa
Address: 17111 Hall Road
Macomb, Macomb County, Michigan 48044
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
Remove abandoned trailer	I	Each	$2,500	$2,500	Remove dilapidated trailer in lot 257
Concrete pavement replacement	10,000	Square Foot	$2. 50	$25,000	Replace deteriorated concrete roads and parking areas throughout site
TOTAL COST:				$27,500

Immediate Reserves

Project Number: 20133718 Date 10/24/2013

Project: Fisherman's Cove
Address: 4441 Jena Lane
Flint, Genesee County, Michigan 48507
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
Rental office access	I	Each	$2,500	$2,500	Install ramp to rental office
Restroom upgrades	2	Each	$2,500	$5,000	Make restrooms ADA accessible
Provide handicapped parking space	I	Each	$250	$250	$250 • Provide handicapped parking space by the rental office
Repair elevated deck/terrace at clubhouse	I	Lump Sum	$5,000	$5,000	$5,000 I Replace deck boards and railings as needed
Concrete sidewalk repairs	4500	Square Feet	$6.00	$27,000	Replace deteriorated concrete sidewalks
TOTAL COST:				$39,750

Immediate Reserves

Project Number: 20133720 Date: 10/24/2013

Project: Goldcoaster
Address: 34850 Southwest 187th Avenue
Homestead, Dade County, Florida 33034
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
Install ADA handicap accessible parking stalls	2	Each	$250	$500
Install ADA buzzer notification system	I	Each	$1,500	$1,500
TOTAL COST:				$2,000

Immediate Reserves

Project Number: 20133724 Date: 10/24/2013

Project: Town & Country
Address: 849 Manor Lane
Traverse City, Grand Traverse County, Michigan 49686
ITEM	QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
Tripping hazard at recreation area	I	Lump Sum	$150	$150	Southeast corner of subject property
Repair/replace damaged fencing	40	Linear Feet	$10.00	$400	Southeast corner of subject property
ADA modifications - restripe parking space as van accessible and add appropriate signage
	I	Lump Sum	$150	$150
ADA modifications - restroom	I	Allowance	$1,200	$1,200	Add grab bars, replace vanity
Add snow guards to Leasing Office/Clubhouse roo over entry for safety
	l	Allowance	$500	$500
Clean and remove sediment from storm drains	l	Allowance	$1,000	$1,000	Near lot #800, #857
TOTAL COST:				$3,400

SCHEDULE II

ALLOCATED LOAN AMOUNTS

Individual Property	Allocated Loan Amount	Type of Property (MHC/RV)	Capital Expenditures
Meadowbrook	$13,650,967.00	MHC	$52.00
Alpine Meadows	$11,397,269.00	MHC	$53.00
Dutton Mill Village	$9,514,789.00	MHC	$50.00
Cobus Green	$9,272,355.00	MHC	$76.06
Tampa East	$8,787,486.00	RV	$50.00
Country Hills Village	$6,245,961.00	MHC	$50.00
Rainbow RV Resort	$4,715,700.00	RV	$50.00
Country Acres	$4,507,395.00	MHC	$50.00
Forest Meadows	$2,623,948.00	MHC	$50.00
St. Clair Place	$1,722,469.00	MHC	$55.00